Exhibit 2.6

Execution Copy

PURCHASE AGREEMENT

by and among

AVEON HOLDINGS I L.P.,

CURA CAPITAL (GP), LLC

and the

Sellers signatory hereto

Dated as of February 24, 2010

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

Exhibits

Exhibit A:	Defined Terms

Exhibit B-1:	Amended LLC Agreement

Exhibit B-2:	Investment Management Agreement

Exhibit B-3:	Advisor Agreement

Exhibit C:	Purchased Interests

Schedule

Schedule 2.4	Valuation of Equity Interests and Allocation of Purchase Price

-iii-

PURCHASE AGREEMENT

This PURCHASE AGREEMENT is dated as of February 24, 2010 (this “Agreement”) and is among Aveon Holdings I L.P., a Delaware limited partnership (“Purchaser”), Cura Capital (GP), LLC, a Delaware limited liability company (the “Company”), the individual set forth on the signature pages hereto as the Principal Seller (the “Principal Seller”) and the individuals or entities set forth on the signature pages hereto as Additional Sellers (the “Additional Sellers”, and, together with the Principal Seller, the “Sellers”).

BACKGROUND

1.        On the terms and subject to the conditions set forth herein, the Purchaser has agreed to purchase at the Closing (as defined below) certain interests which, upon the execution of the Restated Organizational Documents (as defined below), will equal 30% of the equity interests and 100% of the voting rights of the Company.

2.        To induce the other parties hereto to enter into this Agreement, the parties hereto have agreed to make certain representations, warranties, covenants and agreements as set forth herein.

ARTICLE I

DEFINITIONS

1.1      Definitions.  Capitalized terms used herein shall have the meanings ascribed to them on Exhibit A to this Agreement.

1.2      Interpretation.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless otherwise expressly provided herein, any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented. When a reference is made in this Agreement to a Section, Exhibit, Annex, or Schedule, such reference shall be to a Section of, an Exhibit or Annex to, or a Schedule to this Agreement unless otherwise indicated. Unless the context of this Agreement otherwise requires, (i) words using singular or plural number also include the plural or singular number, respectively, (ii) the terms “hereof”, “herein”, “hereby”, and derivative or similar words refer to the entire Agreement, and (iii) the masculine or feminine gender or neuter shall include the other.

ARTICLE II

PURCHASE

2.1      Purchase.  On the terms and subject to the conditions set forth in this Agreement, at the Closing:

    (a)        (i) Purchaser shall pay Nine Million Five Hundred Thousand Dollars (US $9,500,000) in cash in the aggregate to the Sellers in accordance with Section 2.2(a) (the “Seller Proceeds”) and (ii) Sellers shall receive non-voting limited partnership interests in the Purchaser and one or more Affiliates, representing, in the aggregate, 1% of the equity of the Purchaser and such other issuer(s) giving pro forma effect in such calculation to all other equity issuances by the Purchaser and such other issuer(s) to be completed prior to or in connection with the Initial Equity Offering, but subject to any dilution of the Purchaser and such other issuer(s) resulting directly from such Initial Equity Offering itself (the “Equity Interests”, and, together with the Seller Proceeds, the “Purchase Price”).

    (b)        On the terms and conditions set forth herein, in exchange for the payment of the Purchase Price, the Purchaser shall receive an equity interest in the Company entitling the Purchaser to (as more fully set forth in the Restated Organizational Documents and Ancillary Agreements):

        (i)        100% of the voting rights in the Company; and

        (ii)       30% of all gross management fees and incentive allocations or fees (net of any fees paid to third party marketers as of the date hereof and set forth on Section 5.11(a)(ii) of the Company Disclosure Letter) payable by the Funds in respect of the first $600 million of the Applicable AUM (as defined in the Amended LLC Agreement).

    (c)        A portion of the Seller Proceeds shall be utilized in the following manner: On the Closing Date, the Sellers shall make (on a pro-rata basis based upon each Seller’s share of the Purchase Price) a new minimum capital contribution to the Funds, or in the Aveon Multistrat Composite, in cash in the amount of $2 million in the aggregate and, in connection therewith, each Seller agrees to maintain their portion of such investment until the earlier of (i) a period of three (3) years from the date such new minimum capital contribution was made by such Seller, and (ii) the occurrence of a Release Event.

2.2        Closing; Payment of Consideration; Delivery of Seller Interests.  At the Closing, the following transactions shall take place:

    (a)        the Purchaser shall deliver to the Sellers the Seller Proceeds by wire transfer of immediately available funds to the bank account(s) specified by the Sellers in writing no later than five Business Days prior to the Closing Date;

    (b)        the Purchaser, the Company and the Sellers shall execute and deliver an original or facsimile copy of a counterpart of the Restated Organizational Documents; and

    (c)        the Company shall cause its books and records to reflect that the Purchaser is the sole owner of the interests in the Company that it purchases pursuant to this Agreement and take any and all other actions necessary under Applicable Law to consummate and make effective the transactions contemplated by this Article II.

2.3        Time and Place of Closing.  Subject to the provisions of Article VIII, the closing (the “Closing”) of the purchase of the interests provided for in this Article II shall take place as soon as practicable, but in no event later than five Business Days after all conditions set forth in Sections 8.1, 8.2 and 8.3 are satisfied or waived at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, as of 10:00 a.m., New York City time, or at such other place and time and on such other date as the parties may agree in writing. The date on which the Closing occurs is herein called the “Closing Date”.

2.4        Purchase Price Allocation.  Schedule 2.4 sets forth (i) the fair market value of the Equity Interests (the “Equity Interests FMV”) and (ii) the allocation of the Purchase Price for Tax purposes among the assets of the Company pursuant to Sections 751 and 755 of the Code (the “Allocation Statement”). Except as otherwise required by law, (i) the Equity Interests FMV and the Allocation Statement shall be binding on the Purchaser, the Sellers and the Company for all Tax purposes and (ii) the Purchaser, the Sellers and the Company shall file all Tax Returns in a manner that is consistent with the Allocation Statement and the Equity Interests FMV and refrain from taking any action inconsistent therewith.

ARTICLE III

EFFECTIVENESS OF RESTATED ORGANIZATIONAL DOCUMENTS

3.1        Restated Organizational Documents.  Each of the Sellers, the Company and the Purchaser hereby agrees to, and in the case of the Sellers, agrees to cause the Investment Advisor to, execute at the Closing the Amended LLC Agreement, the Investment Management Agreement and the Advisor Agreement (collectively, the “Restated Organizational Documents” and each, a “Restated Organizational Document”), each in substantially the form attached hereto as Exhibits B-1, B-2 and B-3, respectively.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS AS TO THE SELLERS

Except as specifically contemplated by this Agreement or set forth in the corresponding section of the Company Disclosure Letter, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the Sellers, severally (and not jointly) represent and warrant to the Purchaser that the following representations are true and complete as of the date hereof and as of the Closing, except as otherwise indicated. The disclosures in any section or subsection of the Company Disclosure Letter shall qualify the other sections and subsections in Articles IV, V and VB to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

4.1        Authority; Non-Contravention.

    (a)        Each Seller has full right, authority and power to execute and deliver this Agreement and, at the time of execution and delivery thereof, each of the Ancillary Agreements to which such Seller is a party, to perform his obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and each of the Ancillary Agreements to which such Seller is a party, and the performance by each Seller of the transactions contemplated hereby and thereby have been duly authorized or, in the case of the Ancillary Agreement, will have been duly authorized as of the time of execution and delivery of such Ancillary Agreement by each Seller. This Agreement and each Ancillary Agreement executed and delivered by such Seller pursuant to, or as contemplated by, this Agreement has been or, in the case of the Ancillary Agreements, will have been duly and validly executed and delivered by such Seller and constitutes, or when executed and delivered will constitute (as applicable), assuming due execution and delivery by the other parties hereto and thereto, a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its respective terms, except as may be affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or (ii) general equitable principles (including principles of reasonableness, good faith and fair dealing) regardless of whether enforcement is sought in equity or at law.

    (b)        The execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which such Seller is a party by such Seller does not and will not (i) result in a material conflict with, or violation of, any Applicable Law or (ii) except as set forth in Section 5.3(d) of the Company Disclosure Letter, require the consent of or other action by any Person under, violate, result in the termination or acceleration of or of any right under, give rise to or modify any right or obligation under (whether or not in combination with any other event or circumstance), or conflict with, breach or constitute a default under (in each case with or without notice, the passage of time or both), any material Contract by which such Seller is bound.

4.2        Title to Purchased Interests.  Such Seller owns beneficially and of record the interests in the Company set forth beside such Seller’s name in Exhibit C and has good title to such interests, free and clear of all Claims (other than those contained in the Existing Organizational Documents).

4.3        Agreements.

    (a)        Except for the Existing Organizational Documents and the Restated Organizational Documents, there are no Contracts not contained herein or disclosed in the Company Disclosure Letter to which such Seller is a party or by which he is otherwise bound relating to such Seller’s rights and obligations as a Seller or as a member of the board of managers, member, partner, officer or employee of the Company or its Affiliates including, without limitation, any voting trusts, voting agreements, proxies or other Contracts with respect to the voting of any interests in the Company. Such Seller is not in material violation of any term of the Existing Organizational Documents.

    (b)        Except as set forth in Section 4.3(b) of the Company Disclosure Letter, such Seller does not own, directly or indirectly on an individual or joint basis, any interest (excluding passive investments in the shares of any enterprise which are publicly traded, provided such Seller’s holdings therein, together with any holdings of his or her Affiliates and Immediate Family members, are less than five percent (5.0%) of the outstanding shares or comparable interest in such entity in the aggregate) in, or serve as an employee, independent contractor, officer, director, member, partner, or in another similar capacity of, any competitor or Client of the Company or any other organization which has or during the thirty-six (36) months preceding the date of this Agreement has had a material Contract or arrangement with any of the Company or its Subsidiaries.

4.4        Brokers.  No broker, investment banker, financial adviser or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Seller.

4.5        Sellers.  Each Seller, to the extent such Seller is employed by the Investment Advisor, has no plan or intention to resign, retire or otherwise cease employment with the Investment Advisor.

4.6        Equity Interests.  Each Seller has been advised the Equity Interests (a) will vest 100% on the first anniversary of the Closing Date (subject to such Seller then being in compliance with his covenant under Section 3.1(c) of the Amended LLC Agreement) and any transfers of the Equity Interests will be subject to the consent of the general partners of the issuers thereof as shall be set forth in the documents governing admission of such Seller as a limited partner of the Purchaser and such other issuer(s) and (b) have not been registered under the Securities Act or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. Each Seller is aware that the Purchaser and such other issuer(s) are under no obligation to effect any such registration with respect to the Equity Interests or to file for or comply with any exemption from registration. Each Seller is purchasing the Equity Interests to be acquired by such Seller hereunder for such Seller’s own account for investment purposes only and not with a view to, or for resale in connection with, the distribution thereof in violation of the Securities Act. Each Seller has such knowledge and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time. Each Seller is an “accredited investor” (as that term is defined in Regulation D under the Securities Act) or the transfer of the Equity Interests to such Seller otherwise satisfies an exemption from the registration requirements of the Securities Act.

ARTICLE V

REPRESENTATIONS AND WARRANTIES of THE PRINCIPAL SELLER AS TO THE

COMPANY

Except as specifically contemplated by this Agreement or as set forth in the corresponding section of the Company Disclosure Letter, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the Principal Seller represents and warrants to the Purchaser that the following representations are true and complete as of the hereof and as of the Closing, except as otherwise indicated. The disclosures in any section or subsection of the Company Disclosure Letter shall qualify the other sections and subsections in

Articles IV, V and VB only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

5.1        Ownership Interests of the Company. Prior to giving effect to the Restated Organizational Documents and the Closing, the Sellers are the sole members of the Company, and the capitalization of the Company is set forth in Section 5.1 of the Company Disclosure Letter, with such ownership interests owned beneficially and of record by the Persons set forth in such Section, in the amounts set forth in such Section, free and clear of any Claims other than the restrictions imposed pursuant to this Agreement and the Existing Organizational Documents. All outstanding ownership interests in the Company have been duly authorized and issued under the Existing Organizational Documents and, after giving effect to the effectiveness of the Restated Organizational Documents, the Restated Organizational Documents.

5.2        Company Entities.

    (a)        Section 5.2(a)(i) of the Company Disclosure Letter sets forth a correct and complete list of each Subsidiary of the Company, other than the Funds, together with the type of entity and jurisdiction of organization of each such Subsidiary of the Company. The Company owns, directly or indirectly, all of the issued and outstanding equity interests in, and other securities of, each Subsidiary (other than the Funds) and all such interests are owned free and clear of any Claims. Section 5.2(a)(ii) of the Company Disclosure Letter sets forth a correct and complete list of each ownership interest, joint venture or other investment (whether or not involving control) of the Company and its Subsidiaries (other than the Funds) in any Person other than the Company and its Subsidiaries.

    (b)        All of the issued and outstanding equity interests of the Company and its Subsidiaries (other than the Funds) have been duly authorized, validly issued, are fully paid and non-assessable and have not been issued in violation of any Equity Rights. Except as expressly granted pursuant to this Agreement, the Existing Organizational Documents or the Restated Organizational Documents, there are no outstanding Equity Rights, and neither the Company or its Subsidiaries nor any Seller is a party to any agreement, arrangement or commitment obligating the Company or its Subsidiaries to issue, grant, adopt or enter into any Equity Right. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the shares of common stock, partnership interest or other equity interests of each Affiliate of the Company. There are no voting trusts, voting agreements, proxies or other Contracts with respect to the voting of any interests in the Company to which the Company is a party (other than the Existing Organizational Documents and the Restated Organizational Documents).

5.3        Organization; Authority; No Approvals; No Conflict; No Consent.

    (a)        Each of the Company and the Investment Advisor has been duly incorporated or formed and is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Where applicable, each of the Company and the Investment Advisor is duly qualified or licensed as a foreign corporation, partnership or other entity to do business and is in good standing in each jurisdiction in which the nature of its business or properties makes such qualification or license necessary, and each of the Company and the Investment Advisor has full power and authority necessary to own all of its properties and assets and to carry on its business as it is now being conducted, except where failure to be so qualified, licensed or in good standing or to have such power or authority (as applicable) would not reasonably be expected, individually or in the aggregate, to (x) have a Company Material Adverse Effect or (y) prohibit or materially impair the Company or the Sellers’ ability to consummate the transactions contemplated hereby or perform their obligations hereunder on a timely basis. True and complete copies of the organizational documents of the Company, as in effect as of the date hereof, have heretofore been made available to the Purchaser.

    (b)        The Company has full right, authority and power under the Existing Organizational Documents (and, after the effectiveness of its Restated Organizational Documents, under its Restated Organizational Documents) to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action, if any, of the Company and the members thereof, and no other action on the part of the Company or any member of the Company is required in connection herewith or therewith.

    (c)        This Agreement and each Ancillary Agreement required to be executed by the Company pursuant hereto has been or will have been duly and validly executed and delivered by the Company, and, assuming due and valid execution and delivery by each of the other parties hereto and thereto, each shall constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or (ii) general equitable principles (including principles of reasonableness, good faith and fair dealing) regardless of whether enforcement is sought at law or in equity.

    (d)        Except with respect to any Consents required under the Investment Advisers Act, the laws of the Cayman Islands and as otherwise set forth in Section 5.3(d) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company does not, and its consummation of the transactions contemplated hereby, and its performance of the obligations which it is obligated to perform or cause to be performed hereunder will not: (i) violate any provision of the Organizational Documents of the Company or its Affiliates (including the Existing Organizational Documents or the Restated Organizational Documents); or (ii)(A) conflict with or violate any Applicable Law, (B) require the consent of or other action by any Person under, violate, result in the termination or acceleration of or of any right under, give rise to or modify any right or obligation under (whether or not in combination with any other event or circumstance), or conflict with, breach or constitute a default under (in each case with or without notice, the passage of time or both), any Contract to which the Company or its Affiliates is a party or by which any of their respective properties or other assets is bound or (C) result in the creation of any Claim on any of the equity, assets or properties of the Company or its Affiliates, except, in each case, for any such conflict, violation, termination, acceleration, default or Claim as would not reasonably be expected, individually or in the aggregate, to (x) have a Company Material Adverse Effect or (y) prohibit or materially impair the Company’s ability to consummate the transactions contemplated hereby or thereby or perform its obligations hereunder on a timely basis.

    (e)        All material Consents of, filings or registrations with, or notices to, any Governmental Authority (collectively, “Governmental Approvals”) required for the execution and delivery of this Agreement and the Ancillary Agreements by the Company or any Affiliate of the Company, as applicable, the performance by them of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, have been, or will by the Closing be, obtained or made.

    (f)        Except with respect to any Consent set forth in Section 5.3(d) of the Company Disclosure Letter, all consents, authorizations, approvals or waivers from or notices to any party (other than a Governmental Approval) to any Material Contract (collectively, the “Company Third Party Consents”) to which the Company or its Affiliates is a party or by which any of their respective properties are bound which is required for the execution and delivery of this Agreement and the Ancillary Agreements by the Company or any of its Affiliates, as applicable, the performance by it of its respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been, or will by the Closing be, obtained or made.

5.4        Company Accounts.  Section 5.4 of the Company Disclosure Letter sets forth each Company Account, together with the type of entity and jurisdiction of organization as of the date hereof. No Person other than the Company and the Investment Advisor is entitled to receive fees, carry or other compensation or payments (other than ordinary course distributions to members) from such Company Accounts.

5.5        Financial Statements.

    (a)        The Company’s individual financial statements, and the related individual statements of operations and comprehensive income, statement of changes in retained earnings and cash flows (including, in each case, any related notes thereto and the reports of the Company’s independent auditors thereon) for fiscal periods commencing on or after December 31, 2005, in each case as delivered to the Purchaser prior to the date hereof (collectively, the “Company Financial Statements”) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be set forth in the notes thereto, and except for the absence of footnotes in financial statements for interim periods) and fairly present in all material respects the consolidated financial position of the Company at the respective dates thereof and the consolidated results of operations, income, retained earnings and cash flows at and for the periods indicated (subject, in the case of financial statements for interim periods, to normal year end adjustments which are not material to the Company taken as a whole), and reflect, if so required, any amounts charged to the Company and any of its Affiliates for services provided by the Company or any of its Affiliates to the Company or any of its Affiliates (whether in connection with the operation of the Business or otherwise).

    (b)        The Company has not received any complaint, allegation, assertion or claim in writing regarding a material aspect of the accounting practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any such complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or audit practices. The Company has made available to the Purchaser any management letters, or other formal communications, including with respect to proposed adjustments, from any of the Company’s auditors to the Company, any officer of the Company or the board of managers (or equivalent body) of the Company, in any case regarding (1) any significant deficiencies and material weaknesses in the design or operation of disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) or of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial data, (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s or its Subsidiaries’ or the Funds’ internal control over financial reporting, or (3) any other deficiencies in the accounting system of the Company or its Subsidiaries or the Funds.

5.6        Absence of Changes; No Undisclosed Liabilities.

    (a)        Except as set forth in the Company Financial Statements and Section 5.6 of the Company Disclosure Letter, since December 31, 2008, the Business has been operated in all material respects in the ordinary course of business and there has not been any event that would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

    (b)        Except as set forth in the Company Financial Statements, the Company and its Subsidiaries (other than the Funds) do not have any liabilities or obligations (known, unknown, accrued, absolute, contingent or otherwise) other than liabilities incurred by the Company and its Subsidiaries (other than the Funds) after December 31, 2008 in the ordinary course of business consistent with past practice that would not reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect.

5.7        Taxes.  Except as set forth in Section 5.7 of the Company Disclosure Letter,

    (a)        the Company and each of its Subsidiaries have timely filed all material Tax Returns required to be filed by or with respect to them, and all such Tax Returns are true, complete and accurate in all material respects,

    (b)        all material Taxes (whether or not shown on any Tax Return) due and payable by the Company or any of its Subsidiaries or for which the Company may be liable as a general partner or otherwise have been timely paid or, in the case of Taxes not yet due and payable, accrued and reserved against and entered on the Company Financial Statements or the books of such applicable Subsidiary or Subsidiaries in accordance with GAAP,

    (c)        there are no liens for Taxes upon the assets of the Company or any of its Subsidiaries or upon the equity interests in the Company that will be purchased by Purchaser upon the consummation of the transactions contemplated hereby, except liens relating to current Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings, and, in each case, for which adequate reserves with respect thereto have been made in the Company Financial Statements in accordance with GAAP,

    (d)        all Taxes which the Company is required by Law to withhold or to collect for payment have been duly withheld and collected, and have been timely paid to the appropriate Governmental Authority or, in the case of Taxes not yet due and payable, accrued, reserved against and entered on the Company Financial Statements or the books of such applicable Subsidiary or Subsidiaries,

    (e)        neither the Company nor any of its Subsidiaries has ever been classified (or elected to be classified) or taxed as a corporation for U.S. federal, state or local income tax purposes and none will be classified (or elect to be classified) or Taxed as a corporation for U.S. federal, state, or local income tax purposes from the date hereof up to and including the Closing Date,

    (f)        neither the Company nor any of its Subsidiaries has ever (A) participated in, and none of them have any liability or obligation with respect to, any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar provision of state, local, or foreign Law) or (B) taken any reporting position on a Tax Return, which reporting position (i) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local, or foreign Tax law), and (ii) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of state, local, or foreign Tax Law),

    (g)        no claim has ever been made in writing by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns asserting that the Company or any of its Subsidiaries is or may be subject to Taxes assessed by such jurisdiction,

    (h)        neither the Company nor any of its Subsidiaries has been granted (or is subject to) any waiver or extension that is currently in effect of the period of limitations for the assessment or payment of any Tax or the filing of any Tax Return and no request for any such waiver or extension is currently pending,

    (i)        no unpaid Tax assessment, deficiency or adjustment has been assessed against or with respect to the Company or any of its Subsidiaries by any Taxing Authority, and there are no currently pending audits or administrative or judicial proceedings with respect to Taxes of the Company or any of its Subsidiaries,

    (j)        neither the Company nor any of its Subsidiaries has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign Law that is currently in effect and neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Authority,

    (k)        neither the Company nor any of its Subsidiaries will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state, local or foreign Tax Law, or for any other reason, and

    (l)        any adjustment of Taxes or taxable income of the Company or any of its Subsidiaries made by the IRS, which adjustment is required to be reported to the appropriate state, local or foreign Governmental Authorities, has been so reported.

5.8        Title; Properties.  The Company and/or the Investment Advisor have legal title or right to use the assets used in the conduct of the Business.

5.9        Insurance.  Each of the Company and the Investment Advisor has insurance policies of the type and in such amounts customarily carried by Persons conducting businesses similar to those of the Company and the Investment Advisor. Neither the Company nor the Investment Advisor have received written notice of, and to the Knowledge of the Company there is no other threatened termination of, premium increase with respect to, or alteration of coverage under, any of such policies to the extent such termination, increase or alteration relates to the Company or the Investment Advisor. There are no Claims by or with respect to the Company or the Investment Advisor pending under any of such policies as to which coverage has been denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights.

5.10        Licenses, Permits and Authorizations.  The operations of each of the Company, its Subsidiaries and the Investment Advisor are being and, since January 1, 2006, have been, conducted in compliance in all material respects with all Applicable Laws, and to the Knowledge of the Company, none of the Company or its Affiliates has been charged or is or has been since January 1, 2006, under investigation with respect to any material violations of any Applicable Laws. Each of the Company, its Subsidiaries, the Investment Advisor and each of the underlying investment vehicles holds all material permits, certificates, licenses, approvals, Orders and other authorizations (“Permits”) of each Governmental Authority which are necessary for the operation of the Business. Such Permits are valid and in full force and effect, and none of the Company, its Subsidiaries, the Investment Advisor, or, to the Knowledge of the Company, any of their respective Affiliates is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any such Permits. None of such Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby. Since January 1, 2006, none of the Company, any of its Subsidiaries, the Investment Advisor, the underlying investment vehicles or, to the Knowledge of the Company, any of their respective Affiliates has received any written or, to the Knowledge of the Company, oral notification from any Governmental Authority asserting that any Person is not in compliance in any material respect with any of the Applicable Laws relating to the operation of the Business that such Governmental Authority enforces or that such Governmental Authority intends to revoke or suspend any Permit necessary for the operation of the Business.

5.11        Material Agreements.

      (a)        Section 5.11 of the Company Disclosure Letter sets forth, as of the date hereof, the following Contracts to which any of the Company, its Subsidiaries, or the Investment Advisor is a party or by which any of their assets or properties are bound as of the date of this Agreement (each, a “Material Contract”):

        (i)        any Investment Advisory Contract;

        (ii)       any Contract (other than subscription agreements with Funds Clients entered into in the ordinary course of business) for the placement, distribution or sale of shares, units or other ownership interests of the Funds, including solicitation agreements and investor referral agreements (a “Distribution Agreement”);

        (iii)      any Contract for the provision of administrative services (including any middle or back office service agreements) which provides for amounts to be paid by the Company and/or its Subsidiaries in excess of $25,000 per annum;

        (iv)      any Contract for the provision of brokerage, custodial or other similar services;

        (v)       any Contract (other than a Contract described in subsections (i) through (iv) above) with any Client or Funds Client, other than any subscription agreements entered into in the ordinary course of business;

        (vi)      any Contract (other than Contracts entered into by any of the Funds in the ordinary course of business) (A) relating to Indebtedness or (B) that is primarily a Contract of support, indemnification, assumption or endorsement of, or any similar commitment with respect to Liabilities of any Person other than the Company or its Subsidiaries or, with respect to the Funds, Subsidiaries of the Funds other than portfolio companies, in an amount per annum, in the case of this clause (B), in excess of $25,000;

        (vii)      any joint venture, strategic alliance, distribution, partnership or similar Contract with a party other than the Company or its Subsidiaries involving a sharing of profits or expenses or payments based on revenues, profits or assets under management of the Company or its Subsidiaries or any Client (excluding ordinary course co-investments where there is no fee sharing);

        (viii)     any Contract relating to the acquisition or disposition of assets, other than assets of the Funds acquired or disposed of in the ordinary course of business or, in the case of an acquisition, any such acquisition that is not material to the Company and its Subsidiaries taken as a whole;

        (ix)        any Contract for Intellectual Property granting or restricting the right to use material Intellectual Property used in the Business (other than Contracts granting rights to use readily available commercial “off the shelf” software and Contracts the restrictions of which would not reasonably be expected to interfere with the Business);

        (x)        any Contract limiting or restricting, or purporting to limit or restrict, any of the Company, the Investment Advisor or the Sellers from competing, engaging in or conducting any line of business, including, without limitation, Contracts containing geographic restrictions, exclusivity provisions, “most favored nations” provisions or provisions regarding priority with respect to the allocation of investment opportunities;

        (xi)        any Contract whose central purpose is an agreement not to disclose, or to maintain the confidentiality of, any information of another Person in any way relating to the Business or not to solicit or hire employees of any Person other than those contained in agreements entered into in the ordinary course of business;

        (xii)      any Contract that requires the Company to (A) make earn-out payments or fulfill other similar contingent obligations, (B) make “clawback” payments or similar undertakings requiring the contribution, reimbursement or refund of any prior distribution, return of capital or fees (whether performance based or otherwise) paid to the Company, (C) co-invest with any other Person, (D) provide seed capital or similar investment capital or (E) to invest in any investment product (including any such Contract requiring additional or “follow-on” capital contributions to the Funds);

        (xiii)      any Contract that contains (A) “key person” provisions pertaining to employees of the Company or the Investment Advisor, (B) any of the following rights provided to a Funds Client with respect to a Client advised by the Company or its Subsidiaries (1) special withdrawal or redemption rights, (2) capacity rights, (3) designation rights regarding advisory boards or similar provisions, (4) anti-dilution rights or (5) special notice or reporting requirements or (C) early termination rights with respect to a Company Account or the Funds;

        (xiv)      any lease or license of real property to or from any third party; and

        (xv)       any Contract pursuant to which the Company or any of its Subsidiaries has Tax indemnity arrangements or any Contract regarding the filing of Tax Returns, relating to the sharing of Tax benefits or liabilities, or the allocation of Taxes (collectively, “Tax Sharing Agreements”).

    (b)        Each Material Contract is in full force and effect, is a legal and binding obligation of any of the Company and its Affiliates that are parties thereto and, to the Knowledge of the Company, each of the other parties thereto, in each case enforceable in accordance with its terms, except as may be affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or (ii) general equitable principles (including principles of reasonableness, good faith and fair dealing) regardless of whether enforcement is sought in equity or at law. The Company has previously made available to the Purchaser true, correct and complete copies of each of the Material Contracts. Any of the Company or its Affiliates party to any Material Contract, and, to the Knowledge of the Company, each of the other parties thereto have performed in all material respects all obligations required to be performed by them to date thereunder, and no condition exists or event has occurred which (whether with or without notice or lapse of time or both) would constitute a breach or default (or has been alleged in writing or, to the Knowledge of the Company, orally to constitute a breach or default) by any of the Company or its Affiliates or, to the Knowledge of the Company, any other party thereto under, or result in a right of termination of (and no written or, to the Knowledge of the Company, oral notice of any intent to cancel or terminate any Material Agreement has been received by any of the Company or its Affiliates), or give rise to any right to accelerate or otherwise modify any other right or obligation under, any such Material Contract.

5.12        Litigation; Decrees.  There are no Actions pending or, to the Company’s Knowledge, threatened before any Governmental Authority brought by or against or affecting any of the Company, its Affiliates, any Company Benefit Plan or, to the Knowledge of the Company, any of their respective officers, directors, partners, employees, agents or Affiliates in their capacities as such other than, in the case of Company Benefit Plans, routine claims for benefits in the ordinary course. With respect to any Company Benefit Plan, no facts or circumstances exist that could reasonably be expected to give rise to any Action other than routine claims for benefits in the ordinary course. There are no outstanding Orders against any of the Company, its Affiliates or any Company Benefit Plan. None of the Company, its Affiliates or any Company Benefit Plan is in default under, or has failed to comply with, any Order applicable to it.

5.13        Benefit Plans.

      (a)        Section 5.13(a) of the Company Disclosure Letter contains a true and complete list of each Benefit Plan under which (i) any current or former employee, director or consultant of the Company or any of its Subsidiaries (other than any portfolio company wholly owned by the Funds) (the “Company Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries (other than any portfolio company wholly owned by the Funds) or (ii) the Company or any of its Subsidiaries (other than any portfolio company wholly owned by the Funds) has had or has any present or future liability. All such Benefit Plans shall be collectively referred to as the “Company Benefit Plans”.

      (b)        With respect to each Company Benefit Plan the Company has made available to the Purchaser a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description; and (iv) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, as applicable.

      (c)        (i)        Each Company Benefit Plan has been established and administered in all material respects in accordance with its terms, and in material compliance with the applicable provisions of ERISA, the Code and other Applicable Laws; (ii) each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; and (iii) neither the Company nor any of its Subsidiaries (other than any portfolio company wholly owned by the Funds) has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Company or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other Applicable Law.

      (d)        No Company Benefit Plan is subject to the funding requirements of Title IV of ERISA or is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and neither the Company nor any member of its Controlled Group has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any multiemployer plan.

      (e)        No Company Benefit Plan exists that, as a result of the execution of this Agreement and consummation of the transactions contemplated hereby, will (i) entitle any Company Employee to any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans, (iii) cause the Company or any of its Subsidiaries to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (v) result in payments under any of the Company Benefit Plans which would not be deductible under Section 280G of the Code.

      (f)        None of the Company Accounts has to date constituted a “plan assets fund” subject to ERISA.

5.14        Derivative Products.  All interest rate swaps, caps, floors, option agreements, futures and forward Contracts and other similar risk management Contracts and derivative financial instruments entered into by any of the Company, its Subsidiaries or the Investment Advisor, whether entered into for its own account or for the account of one or more of the Clients, were entered into (i) in accordance with applicable Client guidelines, prospectuses or offering memoranda to the extent entered into for Clients and (ii) in accordance in all material respects with all Applicable Laws. Each of such Contracts is in full force and effect, is a legal and binding obligation of the Company, its Subsidiaries or the Investment Advisor, as applicable, and, to the Knowledge of the Company, each of the other parties thereto, in each case enforceable in accordance with its terms, except as may be affected by (a) the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or

(b) general equitable principles (including principles of reasonableness, good faith and fair dealing) regardless of whether enforcement is sought in equity or at law. None of the Company, its Subsidiaries, the Investment Advisor or, to the Knowledge of the Company, any other party to any such Contract is in breach in any material respect of its obligations thereunder.

5.15        Corporate Records: Copies of Documents.  True and complete copies of the record books of each of the Company, its Subsidiaries and the Investment Advisor and each of their respective boards of managers or comparable bodies and any committees thereof in connection with the Business since January 1, 2006, have been made available to the Purchaser.

5.16        Transactions with Interested Persons.  Other than as related to the provision of investment management services through the Company and the Investment Advisor, since January 1, 2006, none of the Company or any of its Subsidiaries is or has been a party to any material transaction or material Contract with any of the Sellers, any other member of the board of managers or comparable body, member, partner, officer or employee of the Company, any of the respective Immediate Family members of any of the foregoing Persons, or any of the respective Affiliates of any of the foregoing Persons, and, to the Knowledge of the Company, none of the foregoing Persons owns, directly or indirectly on an individual or joint basis, any interest (excluding passive investments in the shares of any enterprise which are publicly traded, provided such Person’s holdings therein, together with any holdings of such Person’s Affiliates and Immediate Family members, are less than five percent (5.0%) of the outstanding shares or comparable interest in such entity in the aggregate) in, or serves as an employee, independent contractor, officer, director, member, partner, or in another similar capacity of, any competitor, Client or Funds Client of the Company or any of its Subsidiaries or any other Person which has or since January 1, 2006, has had a material Contract with the Company or any of its Subsidiaries.

5.17        Intellectual Property.  The Company and its Subsidaries own or have the valid right to use all material Intellectual Property used in the Business as currently conducted. Such material Intellectual Property is valid, unexpired, subsisting and enforceable. To the Knowledge of the Company, such material Intellectual Property is not being infringed, misappropriated or violated by any other Person. To the knowledge of the Principal Seller, the conduct of the Business and the use by the Company or its Subsidaries of Intellectual Property do not and will not materially infringe, misappropriate, or violate the Intellectual Property of any other Person.

5.18        Brokers.  No broker, investment banker, financial adviser or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Company, its Subsidaries or the Investment Advisor.

ARTICLE VB

REPRESENTATIONS AND WARRANTIES OF PRINCIPAL SELLER AS TO THE

INVESTMENT MANAGEMENT BUSINESS

Except as specifically contemplated by this Agreement or as set forth in the corresponding section of the Company Disclosure Letter, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the Principal Seller represents and warrants to the Purchaser that the following representations are true and complete as of the date hereof and as of the Closing, except as otherwise indicated. The disclosures in any section or subsection of the Company Disclosure Letter shall qualify the other sections and subsections in Articles IV, V and VB only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

5B.1         Regulatory Reports, Registrations and Agreements.

        (a)        The Investment Advisor is registered as an “investment adviser” under the Investment Advisers Act. The Company has made available to the Purchaser prior to the date of this Agreement a true and correct copy of the Form ADV (Part I and Part II) of the Investment Advisor as in effect on March 25, 2009 (including any required amendments to such Form ADV). Each of the Company and its Affiliates that is required to be is, and at all times required by the Investment Advisers Act has been, duly registered as an investment adviser under the Investment Advisers Act. Each of the Company and its Affiliates that is required to be is, and at all times required by Applicable Law (other than the Investment Advisers Act) has been, duly registered, licensed or qualified as an investment adviser in each state or any other jurisdiction where the conduct of its business requires such registration, licensing or qualification. Section 5B.1(a) of the Company Disclosure Letter sets forth any of the Company and its Affiliates that is or has been registered as an “investment adviser” under the Investment Advisers Act or any other Applicable Law.

        (b)        The Investment Advisor has in effect (i) a written policy regarding insider trading and the protection of material non-public information, (ii) a written code of ethics, as required by Rule 204A-1 under the Investment Advisers Act, (iii) policies and procedures with respect to the protection of nonpublic personal information about customers, clients and other third parties designed to assure compliance with Applicable Law (“Privacy Policies”), (iv) a proxy voting policy as required by Rule 206(4)-6 under the Investment Advisers Act, (v) policies and procedures with respect to business continuity in the event of business disruptions and (vi) all such other compliance policies and procedures required by Rule 206(4)-7 under the Investment Advisers Act in respect of its business as of the date hereof (collectively, “Adviser Compliance Policies”), and has designated and approved a chief compliance officer in accordance with Rule 206(4)-7. Copies of all such Adviser Compliance Policies have been provided or made available to the Purchaser. All such Adviser Compliance Policies comply in all material respects with Applicable Law, including Sections 204A and 206 of the Investment Advisers Act, and there have been no material violations of such Adviser Compliance Policies.

        (c)        Each of the Company and its Affiliates, to the extent required by Applicable Law, is in compliance with Applicable Law relating to anti-money laundering customer identification programs and has complied with the terms of such programs in all material respects.

        (d)        None of the Company, its Subsidiaries or the Investment Advisor or, to the Knowledge of the Company, any Person who is “associated with” any of the Company, its Subsidiaries or the Investment Advisor for purposes of the Investment Advisers Act has, during the ten years prior to the date hereof, been convicted of any crime (other than a misdemeanor traffic violation or similar misdemeanor) or is, or has been during such period, subject to any disqualification that, in either case, would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Investment Advisers Act or Rule 206(4)-4(b) thereunder, and as of the date of this Agreement, there are no Actions pending or, to the Knowledge of the Company, threatened that could result in any such disqualification, denial, suspension or revocation.

        (e)        Section 5B.1(e) of the Company Disclosure Letter identifies each no-action letter and exemptive order issued to the Company or any of its Affiliates or Company Funds that remains applicable to its business as conducted on the date of this Agreement. Prior to the date of this Agreement, the Company has made available to the Purchaser a true and correct copy of each such no-action letter and exemptive order. The Company, its Affiliates or Company Funds, as applicable, have complied with all representations, terms and conditions of such no-action letters and exemptive orders necessary to rely on the relief granted thereby.

        (f)        The Investment Advisor and any Affiliate of the Company that exercises “investment discretion” (as such term in defined in the Exchange Act) has complied in all material respects with Applicable Law governing the receipt and use of “brokerage and research services” (as such term is defined in Section 28(e) of the Exchange Act).

        (g)        All performance information provided, presented or made available by the Company, its Subsidiaries, the Investment Advisor or a Company Fund to any Client or potential client has complied in all material respects with Applicable Law and is not misleading in any material respect. Each of the Company, its Subsidiaries and the Investment Advisor maintains all documentation necessary to form the basis for, demonstrate or recreate the calculation of the performance or rate of return of all accounts that are included in a composite (current and historical performance results) as required by Applicable Law.

        (h)        None of the Company, its Subsidiaries, the Investment Advisor or any Company Fund is (i) subject to Section 15 of the Investment Company Act or (ii) registered or required to be registered under the Investment Company Act.

5B.2         Company Funds.

        (a)        Section 5B.2(a) of the Company Disclosure Letter contains a list of each Company Account as of September 30, 2009 and sets forth (i) the name of each such Company Account, (ii) the amount of Assets Under Management as of September 30, 2009 in respect of each such Company Account, (iii) the amount of aggregate undrawn capital commitments, if any, in respect of each such Company Account which is a “draw down” fund and (iv) the amount of capital commitments or net asset value with respect to each Company

Account that is not subject to management fees and/or carried interest or incentive allocations/fees (the “Company Account Schedule”).

        (b)        Section 5B.2(b) of the Company Disclosure Letter lists, as of the date hereof, the Funds and each of the Investment Advisory Contracts, arrangements for the payment of service fees and all administrative services or other service agreements, if any pertaining to the Funds, other than any such contract to which none of the Company, its Subsidiaries or the Investment Advisor is a party. As to the Funds, there has been in full force and effect an Investment Advisory Contract at all times providing that the Investment Advisor, the Company or its Subsidiaries (or predecessors thereto) were performing such services for the Funds, and each such Investment Advisory Contract pursuant to which the Investment Advisor, the Company or its Subsidiaries has received compensation respecting its activities in connection with the Funds was duly approved in accordance with all Applicable Laws (as applicable to the Funds).

        (c)        None of the Company, its Subsidiaries or the Investment Advisor (or, in each case, any predecessors thereto) has at any time (i) sponsored any collective investment vehicles required to be registered as an investment company under the Investment Company Act, (ii) provided Investment Management Services to or through any investment company registered, or required to be registered, under the Investment Company Act, or (except for the Funds) any issuer or other Person that would be an investment company (within the meaning of the Investment Company Act) but for the exclusions from such definition contained in Sections 3(c)(1), 3(c)(7) or 7(d) of the Investment Company Act, or (iii) provided Investment Management Services to or through any issuer or other Person that is required to be registered under the Applicable Laws of the appropriate securities regulatory authority in the jurisdiction in which the issuer is domiciled (other than the United States or the states thereof), which is or holds itself out as engaged primarily in the business of investing, reinvesting or trading in securities.

        (d)        Since their initial offering, the shares or other ownership interests of the Funds (as applicable) have been offered for sale pursuant to, and in compliance with, a private placement or similar exemption from registration under the securities Laws of each jurisdiction in which they have been sold or offered for sale and in all cases, not involving any public offering. All of the outstanding shares or other ownership interests of the Funds (as applicable) are duly authorized, validly issued, fully paid and non-assessable, and none of such shares or other ownership interests has been issued in violation of any Applicable Laws. The Funds are entities duly formed, validly existing and in good standing or subsisting, as applicable, in the jurisdiction of its organization and is duly qualified to do business under all Applicable Laws to own, operate and lease its properties and to carry on its business in the places and in the manner as now conducted, in each case other than failures which would not reasonably be expected, individually or in the aggregate, to (x) have a Company Material Adverse Effect or (y) prohibit or materially impair the Company or the Sellers’ ability to consummate the transactions contemplated hereby or thereby or perform their obligations hereunder on a timely basis.

        (e)        The Company has made available to the Purchaser true, correct and complete copies of the audited financial statements, prepared in accordance with the generally accepted accounting principles as in effect in the jurisdictions of organization of the Funds or such generally accepted accounting principles as are agreed-upon and required in the applicable Investment Advisory Contract of each Fund for which audited financial statements are produced and available (with respect to each Fund, its “Applicable Fund GAAP”), of the Fund for its Fiscal Year (each hereinafter referred to as a “Fund Financial Statement”). The Fund Financial Statements presents fairly in all material respects the consolidated financial position of the Fund in accordance with its Applicable Fund GAAP applied on a consistent basis (except as otherwise noted therein) at the respective date of such Fund Financial Statement and the results of operations and cash flows for the respective periods indicated. The Fund Financial Statement reflect and, to the extent required by Applicable Fund GAAP, disclose all material changes in accounting principles and practices adopted by the Fund during the periods covered by the Fund Financial Statement. None of the Funds has any Liabilities except (i) liabilities reserved in accordance with GAAP on the most recent balance sheet included in its Fund Financial Statements, (ii) liabilities incurred since the date of such balance sheet in the ordinary course of business of the Fund consistent with past practice, and (iii) contractual Liabilities and obligations incurred in the ordinary course of business consistent with past practice which are not required by GAAP to be reflected on such balance sheet. The Funds have not since their inception received a qualified opinion from its independent auditor. To the extent required, the Funds and the Investment Advisor have complied with the requirement of Rule 206(y)-2 under the Investment Advisers Act.

        (f)        Each Company Account has been managed in all material respects in accordance with the description set forth in its Memorandum and governing documents, to the extent applicable. No Memorandum, as supplemented by additional disclosure as needed, at the time that it was used to offer interests in any Company Fund, failed to comply in all material respects with Applicable Laws.

        (g)      None of the Company, its Subsidiaries or the Investment Advisor or any Person who is an “affiliated person” (as such term is defined in the Investment Company Act) of the Company, its Subsidiaries or the Investment Advisor receives or is entitled to receive any compensation directly or indirectly from the Funds or their security holders, other than bona fide investment advisory, administrative or other services.

        (h)      All material notifications to local regulatory and other bodies required by Applicable Laws have been made to permit such activities as are carried out by the Funds and all material authorizations, licenses, consents and approvals required by Applicable Laws have been obtained in relation to the Funds.

        (i)        To the extent the Funds have an administrator, prime broker, custodian or trustee, such Person is not an Affiliate of the Company or the Investment Advisor.

        (j)        Other than in respect of general partner obligations, none of the Company or its Subsidiaries is liable for any obligation of the Funds.

        (k)        No material carry or fee revenue attributable to the Funds is payable to any Person other than a Person wholly owned by the Sellers that will be purchased by the Purchaser pursuant hereto (other than in respect of placement fees, third party marketing fees or advisory or similar arrangements).

        (l)        As of September 30, 2009, the Funds do not have a “net loss carryforward” that would require offsetting gains prior to accrual of incentive allocations or fees.

        (m)        No return of previously paid carry has been required with respect to the Funds or is reasonably likely based on current valuations.

        (n)        Section 5B.2(n) of the Company Disclosure Letter sets forth the current value of each Seller’s individual investment in each of the Funds as of September 30, 2009 (both directly and indirectly through the general partner of the Funds).

        (o)        No Company Account has investors which are in default under the terms of the governing documentation thereof or which are the subject of a pending default notice.

        (p)        No Company Account is the subject of any material excuse or exclusion rights with respect to the participation by investors therein in investments made thereby (other than customary excuse or exclusion rights which are required for tax, legal or regulatory reasons). To the extent any investor in any Company Account has exercised excuse or exclusion rights in any material respect with regards to participation in investments made by such Company Account, such excuses or exclusions (including the amount as to which such excuse or exclusion applies) are set forth in Section 5B.2(p) of the Company Disclosure Letter.

        (q)        No Company Account is the subject of any priority or exclusivity arrangements with respect to the allocation of investment opportunities contained in the governing documentation of any such Company Account or otherwise that would materially restrict the ability to allocate investment opportunities among such Company Accounts and thePurchaser’s funds (it being understood that the general partners or management companies of such Company Accounts are subject to customary fiduciary duties in regards to the foregoing).

        (r)        Section 5B.2(r) of the Company Disclosure Letter sets forth, with respect to each Company Account, (i) the net asset value or aggregate capital commitments of such Company Account, (ii) the proportion of net asset value or aggregate capital commitments of such Company Account that bears management fees and carried interest (and the rates applicable thereto), and (iii) the aggregate and remaining unused capital commitments of such Company Account (in the case of Company Accounts which are draw down funds).

5B.3         Licensure of Individuals.  The Principal Seller and any other officers and employees of the Company or its Affiliates who are required by Applicable Law to be licensed or registered for the activities conducted by them in respect of the Company or its Subsidiaries are and at all times since January 1, 2006 (or such later time that such Persons began their association with the Company and its Affiliates), have been duly licensed or registered in each state or jurisdiction in which, and with each Governmental Authority with which, such licensing or registration is so required. Each such registration or license is in full force and effect. Except as may be disclosed in Forms ADV filed by the Company or its Subsidiaries prior to the date of this Agreement and set forth in Section 5B.3 of the Company Disclosure Letter, none of such

Persons is, or, since January 1, 2006, has been, subject to any material disciplinary or other material regulatory compliance Action or material complaint by a Governmental Authority, Client or Funds Client or any material disciplinary action by the Company or any of its Affiliates.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as specifically contemplated by this Agreement or as set forth in the corresponding section of the Purchaser Disclosure Letter, the Purchaser represents and warrants to the Sellers that, as of the date hereof and as of the Closing:

6.1        Organization; Authority; No Approvals; No Conflict; No Consent; Authorizations.

    (a)        The Purchaser has been duly incorporated or formed and is validly existing and in good standing (to the extent such concept exists) under the Laws of its jurisdiction of incorporation or organization. Where applicable, the Purchaser is duly qualified or licensed as a foreign corporation, partnership or other entity to do business and is in good standing (to the extent such concept exists) in each jurisdiction in which the nature of its business or properties makes such qualification or license necessary, and the Purchaser has full power and authority necessary to own all of its properties and assets and to carry on its business as it is now being conducted, except where failure to be so qualified, licensed or in good standing or to have such power or authority (as applicable) would not reasonably be expected, to prohibit or materially impair the Purchaser’s ability to consummate the transactions contemplated hereby or perform their obligations hereunder on a timely basis.

    (b)        The Purchaser has full right, authority and power under its respective Organizational Documents to execute and deliver this Agreement and to issue the Equity Interests, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Purchaser of this Agreement and the issuance of the Equity Interests, the performance by the Purchaser of its respective obligations hereunder, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action, if any, of the Purchaser and no other action on the part of the Purchaser is required in connection herewith or therewith.

    (c)        This Agreement and each Ancillary Agreement to which the Purchaser, on the one hand, and the Sellers or the Company, on the other hand, is a party have been duly and validly executed and delivered by the Purchaser and, assuming the due and valid execution and delivery hereof and thereof by each of the other parties hereto and thereto, constitute legal, valid and binding obligations of the Purchaser enforceable against it in accordance with their terms, except as may be affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or (ii) general equitable principles (including principles of reasonableness, good faith and fair dealing) regardless of whether enforcement is sought in equity or at law.

    (d)        The execution and delivery of this Agreement and the issuance of, and terms of, the Equity Interests (with such features as are contemplated in Section 2.1(a)) by the Purchaser does not and the consummation of the transactions contemplated hereby, and the performance of the obligations which the Purchaser is obligated to perform or cause to be performed hereunder will not: (i) violate any provision of the Organizational Documents of the Purchaser; or (ii) assuming that all of the Consents or registrations with, and notices to, each Governmental Authority referred to in Section 6.1(e) of the Purchaser Disclosure Letter, all Purchaser Third Party Consents, and all other Consents have been obtained or, in the case of filings, registrations and notices, made, (A) conflict with or violate any Applicable Law, (B) require the consent of or other action by any Person under, violate, result in the termination or acceleration of or of any right under, give rise to or modify any right or obligation under (whether or not in combination with any other event or circumstance), or conflict with, breach or constitute a default under (in each case with or without notice, the passage of time or both), any Contract to which the Purchaser is a party or by which any of their respective properties or other assets is bound or (C) result in the creation of any Claim on any of the equity, assets or properties of the Purchaser, except, in each case, for any such conflict, violation, termination, acceleration, default or Claim as would not reasonably be expected to prohibit or materially impair Purchaser’s ability to consummate the transactions contemplated hereby or thereby or perform their obligations hereunder or thereunder on a timely basis.

    (e)        All Governmental Approvals required for the execution and delivery of this Agreement, the performance by them of their respective obligations hereunder and the consummation of the transactions contemplated hereby, have been obtained or made.

    (f)        Except as described in Section 6.1(f) of the Purchaser Disclosure Letter, all consents (including the Funds Consents), authorizations, approvals or waivers from or notices to any party (other than a Governmental Authority) to any material Contract (collectively, the “Purchaser Third Party Consents”, and together with the Company Third Party Consents, the “Third Party Consents”) to which the Purchaser is a party or by which any of their respective properties are bound which is required for the execution and delivery of this Agreement, the issuance of the Equity Interests and the performance by them of their respective obligations hereunder and the consummation of the transactions contemplated hereby have been obtained or made.

6.2        Brokers.  No broker, investment banker, financial adviser or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

6.3        Regulatory Reports, Registrations and Agreements.

    (a)        The Purchaser has complied in all material respects with all Applicable Law regarding the privacy of clients, customers and other Persons and, to the extent required by Applicable Law, has established and complied with its privacy policies.

    (b)        As of the date hereof, the Purchaser is not an investment manager, investment advisor or sponsor of any fund, account or similar pooled investment vehicle.

    (c)        The Purchaser, to the extent required by Applicable Law, has adopted and maintains a written anti-money laundering program and a written customer identification program and is in compliance with Applicable Law and has complied with the terms of such programs in all material respects.

    (d)        As of the date hereof, none of the Purchaser or its Affiliates or, to the knowledge of the Purchaser and/or its senior managers, any Person who will be “associated with” any of the Purchaser and/or its Affiliates for purposes of the Investment Advisers Act has, during the ten years prior to the date hereof, been convicted of any crime (other than a misdemeanor traffic violation or similar misdemeanor) or is, or has been during such period, subject to any disqualification that, in either case, would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Investment Advisers Act or Rule 206(4)-4(b) thereunder.

    (e)        As of the date hereof, there are no no-action letters or exemptive orders issued to the Purchaser or any of its Affiliates that are applicable to its business as conducted on the date of this Agreement.

    (f)        The Purchaser (i) is not required to be, or, as required by Applicable Law, has not been, duly registered, licensed or qualified as a broker or dealer in any jurisdiction which requires such registration, licensing or qualification, (ii) is not or has not been a member of the Financial Industry Regulatory Authority or (iii) is not or has not been a “broker” or “dealer” within the meaning of the Exchange Act or any other Applicable Law.

    (g)        The Purchaser is not registered, or required to be registered, as an investment company under the Investment Company Act, and will not be required to register as an investment company as a result of the transactions contemplated by or in connection with this Agreement or any offering of Equity Interests.

6.4        Licensure of Individuals.  All of the officers and employees of the Purchaser who are required by Applicable Law to be licensed or registered for the activities conducted by them in respect of the Purchaser and/or any fund, account or similar investment vehicle managed by the Purchaser will be, as of the Closing Date, duly licensed or registered in each state or jurisdiction in which, and with each Governmental Authority with which, such licensing or registration is so required. Each such registration or license will be in full force and effect as of the Closing Date.

6.5        Exchange of Equity Interests.  On the date that is the first anniversary of the Closing Date and subject to the terms and conditions set forth in an exchange agreement, each Seller will have the right to exchange his Equity Interests into common units of The Aveon Group L.P.

ARTICLE VII

COVENANTS

7.1        Public Announcements.  Upon execution and delivery of this Agreement, except as required by Applicable Law and the rules of any securities exchange on which the securities of the Purchaser or any of its Affiliates are or are to be listed or traded, no news release or other public announcement pertaining to the transactions contemplated by this Agreement shall be made by or on behalf of any of the Purchaser, the Sellers, the Company or any of their respective Affiliates without the prior approval of the Purchaser or the Sellers, as applicable.

7.2        Further Assurances.  From and after the Closing, each party shall cooperate with the others, and execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and take all such other actions as such party may reasonably be requested to take by the other parties hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby.

7.3        Consents.

    (a)        The Sellers, the Company and the Purchaser shall, and the Company shall cause its Subsidiaries to, and the Principal Seller shall cause the Investment Advisor and its Subsidiaries to, cooperate with one another (i) in determining whether any Consents are required, including Consents of any Governmental Authority or Contract counterparty and (ii) in taking such actions as may be required in connection therewith and seeking timely to obtain any such Consents. In addition, each of the Sellers and the Company shall, and shall cause each of their respective Affiliates to, use their respective commercially reasonable efforts to obtain each of the Required Consents.

    (b)        In furtherance of, and without limiting, Section 7.3(a), as soon as practicable following the date hereof, the Company will send and, to the extent applicable, will cause its Subsidiaries to send, a written notice in form and substance reasonably satisfactory to the Purchaser and will take such other actions complying with, or as may be reasonably necessary under, Applicable Law, the Organizational Documents of the Funds or the terms of the applicable Investment Advisory Contracts, to inform each Client of the transactions contemplated hereby and, only to the extent the Consent of such Client, of investors in such Fund, of its board or other governing body or advisory committee and/or of any other Persons is required to obtain any of the Required Consents, solicit such Person’s consent thereto in writing or pursuant to other effective means, and will promptly take such other action required to obtain the Required Consents and to approve the assignment and continuation, as appropriate, of the Fund’s Investment Advisory Contract after the Closing in the manner contemplated hereby, and to approve such other matters as may be required so that, immediately following the Closing, the Company and its Subsidaries may provide Investment Management Services and otherwise continue the business relationship with such Client on the same basis in all material respects as currently in effect between such Client and the Company, its Subsidiaries or the Investment Advisor.

7.4        Purchaser Access; Confidentiality.

    (a)        The Sellers (and, in the case of the Investment Advisor, the Principal Seller) will permit (or cause to be permitted) the Purchaser and its representatives to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, its Subsidiaries and the Investment Advisor and to all premises, properties, personnel, books, records, contracts, and documents pertaining to the Company, its Subsidiaries and the Investment Advisor and will furnish copies of all such books, records, contracts and documents and all financial, operating and other data, and other information as the Purchaser may reasonably request. No investigation by the Purchaser or other information received by the Purchaser pursuant to this Section 7.4 shall operate as a waiver or otherwise affect any representation, warranty, indemnity or other agreement given or made by any of the Sellers or the Company hereunder.

    (b)        The Sellers and the Purchaser shall, and shall cause their respective Affiliates to, maintain the confidentiality of, and refrain from disclosing or using, any information of a confidential nature relating to the Sellers, the Business, the Company and its Subsidiaries.

    (c)        The Purchaser shall use its reasonable best efforts to provide to the Sellers for their review a draft of the description of the Sellers, the Company and the Business that is to be incorporated in the filings related to the Initial Equity Offering as soon as reasonably practicable after the date of this Agreement, but in any event no later than 14 days prior to the expected filing of the filings relating to the Initial Equity Offering, and shall incorporate in any such description reasonable comments from the Sellers relating solely to the Sellers, the Company and the Business that the Purchaser receives from the Sellers on or before seven (7) days prior to the expected filing of the filings relating to the Initial Equity Offering.

    (d)        The Purchaser agrees that it shall provide to the Sellers copies of all drafts of the filings relating to the Initial Equity Offering no less than three Business Days prior to the expected filing thereof, and shall further incorporate in any such filings any and all reasonable comments from the Sellers relating solely to the Sellers, the Company and the Business; provided that the Purchaser will not be obligated to incorporate any such comments from a Seller to such draft filings unless such Seller delivers such comments to the Purchaser within one Business Day following such Seller’s receipt of such copies of such draft filings.

7.5        No Solicitation of Alternative Transactions.  From the date hereof through the earlier of (i) the Closing Date and (ii) the termination of this Agreement pursuant to Section 11.1 hereof, without the prior consent of the Purchaser, none of the Sellers, the Company or any of their respective Affiliates, representatives or advisors, shall, directly or indirectly, through an agent or otherwise, solicit, initiate or encourage the submission of inquiries, proposals or offers from any Person relating to any acquisition or purchase of all or substantially all of the assets of, or any equity interest in, the Company or any merger, consolidation, business combination, sale of substantial assets or of a substantial amount of assets, sale of securities, liquidation, dissolution or similar transactions involving the Company, enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other Person in connection with any of the foregoing any information with respect to the Company’s, its Subsidiaries’ or the Investment Advisor’s business, properties or assets or any of the foregoing; or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek to do any of the foregoing. The Sellers or the Company, as applicable, shall notify the Purchaser or cause the Purchaser to be notified immediately if any such proposal or offer, or any inquiry or contact with or from any Person with respect thereto, is made.

7.6        Noncompetition.  Subject to Section 7.6(e):

    (a)        Except as otherwise set forth herein, the Principal Seller hereby agrees that the Principal Seller shall not, without the written consent of the Purchaser, for a period starting as of the Closing Date and continuing for 12 months following the Termination Date (the “Restricted Period”), whether on the Principal Seller’s behalf or on behalf of or in conjunction with any other Person, directly or indirectly:

        (i)        (A) hire any person, other than a clerical or secretarial person, who is employed by the Company or any of its present or future Subsidiaries or the Investment Advisor at the Termination Date or was otherwise an agent or consultant with respect thereto, who was employed by the Company or any of its present or future Subsidiaries or the Investment Advisor at any time during the six months prior to such Termination Date or was otherwise an agent or consultant with respect thereto, or who at any time during the Restricted Period voluntarily discontinues his or her employment, agency or consultancy with the Company or any Affiliate thereof or (B) solicit or encourage any such person to leave the employment of the Company or any of its present or future Subsidiaries or the Investment Advisor or otherwise discontinue its relationship with respect thereto;

        (ii)       solicit or assist in soliciting, for any Fixed Income Strategy, the business of any current investor or prospective investor having active (as of the Termination Date) discussions with the Company or an Affiliate thereof and/or the Investment Advisor regarding an investment in the Subsidiaries, to the extent the Principal Seller was notified of the relationship within a reasonable period (not to exceed ten (10) Business Days) after the Termination Date;

        (iii)       interfere with, or attempt to interfere with, past, current or prospective (to the extent that there are active discussions with the Company, its Subsidiaries and/or the Investment Advisor at the Termination Date) business relationships between the Company or any of its present or future Subsidiaries or the Investment Advisor and their customers, clients, suppliers, partners, members or investors; provided, however, that in no event shall any action of the Principal Seller expressly permitted under this Section 7.6 be deemed “interfering” for the purposes of this Section 7.6(a)(iii); or

        (iv)      acquire an interest in, or otherwise become actively engaged in, managing a fixed-income strategy primarily trading in liquid, highly rated fixed-income securities (a “Fixed Income Strategy”), whether as an employee, partner, member, shareholder, officer, director, principal, agent, trustee or consultant (except that this clause (iv) shall not apply to (x) the Principal Seller’s ownership of publicly traded equity securities of any such Person in an amount not exceeding 5% of the issued and outstanding shares or units of such equity securities, or (y) the Principal Seller’s trading in such Fixed Income Strategy for his own or any Family Member’s (as defined in the Amended LLC Agreement) account).

    (b)        The Purchaser hereby consents to the Investment Advisor advising separately managed accounts of more than $25 million each which employ the Fixed Income Strategy; provided, however, that (i) the Purchaser hereby agrees that it will not participate in fees provided to the Investment Advisor or the Company from such separately managed accounts that exist at the time of Closing, as set forth in Section 7.6(b) of the Company Disclosure Letter, and (ii) with respect to such separately managed accounts of more than $25 million each employing a Fixed Income Strategy other than those set forth on Section 7.6(b) of the Company Disclosure Letter, the Purchaser either directly, or through its interest in the Company, shall be entitled to receive 30% of the gross fees payable by, or chargeable against, such separately managed accounts.

    (c)        Upon the liquidation or otherwise closing of the Funds following the Termination Date, but only in the event that all liquid investments of the Funds existing as of the Termination Date are liquidated within six (6) months following the Termination Date and if the Funds hold any illiquid investments, such illiquid investments shall be liquidated as soon as practicable after the Termination Date, taking into account the nature of such illiquid investments, the Principal Seller agrees that if, within five (5) years of the Termination Date, he subsequently (i) engages, either directly or indirectly (as a principal or employee or solely or jointly with others) in the advising of, or (ii) organizes or otherwise advises for others, in each case another fund, investment vehicle or account (other than the Principal Seller’s own, or any Family Member’s (as defined in the Amended LLC Agreement), accounts) employing the Fixed Income Strategy, then the Purchaser will be granted the same voting, economic and other rights flowing to the Principal Seller and/or his Affiliates from such other fund, investment vehicle or account as though it was the Funds; provided, however, that in such event all of such voting, economic and/or other rights of the Purchaser will terminate in their entirety upon the date that is five (5) years from the Termination Date.

    (d)        The Principal Seller acknowledges that the Purchaser is relying on the good faith efforts of the Principal Seller to continue to operate the Investment Advisor and the Fund. If any provision contained in this Section 7.6 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Applicable Law. The Principal Seller acknowledges that the Purchaser would be irreparably harmed by any such breach of this Section and that there would be no adequate remedy at law or in damages to compensate the Purchaser for any such breach. The Principal

Seller agrees that the Purchaser shall be entitled to injunctive relief requiring specific performance by the Principal Seller of this Section, and the Principal Seller consents to the entry thereof.

    (e)        The covenants and restrictions set forth in this Section 7.6 shall terminate in their entirety upon the occurrence of a Release Event.

    (f)        Notwithstanding anything herein to the contrary, (i) each of the Sellers shall be permitted to manage funds, special purpose vehicles, asset pools, accounts and/or other similar investment vehicles (each, a “Permitted Managed Vehicle”) at any time following the Closing and without restriction (but subject to Section 3.1(c) of the Amended LLC Agreement), as long as such Permitted Managed Vehicle does not employ the Fixed Income Strategy, and (ii) such Sellers shall be permitted to solicit investments for any Permitted Managed Vehicle from any investors in and/or Clients of the Company and/or its Subsidiaries. For the avoidance of doubt, the Purchaser shall not be entitled to receive any fees payable by, or chargeable against, such Permitted Managed Vehicles.

7.7        Conduct of Business Pending the Closing Date.  Each of the Sellers agrees that, after the date hereof and prior to the Closing or earlier termination hereof, unless specifically provided for herein, in Section 7.7 of the Company Disclosure Letter, or pursuant to the prior written consent of the Purchaser (which consent will not be unreasonably withheld or delayed), each of the Sellers and the Company will and, where appropriate, will cause the Subsidiaries of the Company to:

    (a)        refrain from making any change to the Organizational Documents of the Company or any of its Subsidiaries;

    (b)        use reasonable efforts to preserve the business organization and structure of the Company and its Subsidiaries and to keep available the services of the present employees and agents of the Company, its Subsidiaries and the Investment Advisor and to preserve the good will of customers, suppliers, employees and others having business relations with the Company, its Subsidiaries and the Investment Advisor;

    (c)        consistent with past practice, maintain all assets owned, leased or regularly used by the Company, its Subsidiaries and the Investment Advisor in good operating condition and repair, ordinary wear and tear excepted, and will maintain existing insurance coverage on such assets as well as other existing insurance coverage;

    (d)        except in the ordinary course of business consistent with past practice, prevent the Company from, (i) incurring any Indebtedness; (ii) issuing any debt securities or assuming, guaranteeing or endorsing, or otherwise as an accommodation becoming responsible for, the obligations of any Person; (iii) making any loans, advances, capital contributions or investments in any Person; or (iv) authorizing capital expenditures or purchases of fixed assets;

    (e)        except (x) in the ordinary course of business consistent with past practice, (y) as contemplated by this Agreement, or (z) as required by applicable laws, refrain from:

    (i)        granting any increases in the compensation of any of its current, former or prospective directors, officers, consultants or employees (other than the payment of customary bonuses or similar compensation); provided that in no event shall anything herein be construed to prevent the Company from making distributions to a Seller in respect of such Seller’s positive capital account balance;

    (ii)       paying or agreeing to pay to any current, former or prospective director, officer, consultant or key employee of the Company or its Subsidiaries, whether past or present, any pension, retirement allowance or other material employee benefit not required or contemplated by any of the existing Company Benefit Plans and/or the S&C Agreement, in each case as in effect on the date hereof; or

    (iii)       enter into any new, or amend any existing employee benefit plan employment, severance or termination agreement or arrangement with any current, former or prospective director, officer, consultant or key employee or current or prospective employee of any of the Company or its Subsidiaries;

    (f)        refrain from adopting a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any other transaction that would preclude or be inconsistent in any material respect with, or hinder or delay in any material respect, the consummation of, the transactions contemplated hereby;

    (g)        refrain from settling any Action or Claim if the Company or any of its Subsidiaries (other than any Fund) would be required to pay in excess of $25,000 individually or in the aggregate or if such settlement would obligate the Company or any of its Subsidiaries (other than any Fund) to take any material action or restrict the Company, any of its Subsidiaries (other than any Fund) or the Business in any material respect from taking any action at or after the Closing;

    (h)        refrain from amending (unless any such amendment reduces the fees to be shared with the counterparty) or extending the term of any fee sharing agreement set forth in Section 5.11(a)(ii) of the Company Disclosure Letter; and

    (i)        refrain from authorizing any of, or committing or agreeing to take any of, the foregoing actions.

7.8        Sellers’ Actions After the Closing Date.  The Sellers shall, after the date hereof, maintain the investment they have made pursuant to Section 2.1(c) until the earlier of (i) a period of three (3) years from the date such new minimum capital contribution was made by such Sellers, and (ii) the occurrence of a Release Event.

7.9        Additional Investment Right.  The Sellers and Company agree that, after the date hereof, the Purchaser and its Affiliates shall have the right (in the Purchaser’s sole and absolute discretion) to invest in the Funds, directly or indirectly, in the ordinary course of business for standard fees and expenses, for so long as the Funds are open for investment.

7.10      Key Man Life Insurance.  Prior to the Closing Date, the Principal Seller shall cooperate with the Purchaser and shall agree to submit to a physical examination for the purposes of allowing the Purchaser to procure key man life insurance on the Principal Seller.

7.11      Investment Advisor Working Capital.  On or immediately following the Closing Date, each Seller shall contribute his pro-rata portion of $500,000 to the Investment Advisor to fund the Investment Advisor’s working capital needs.

ARTICLE VIII

CONDITIONS TO THE CLOSING

8.1        Conditions to Obligations of Each Party.  The respective obligations of the Purchaser, the Sellers and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver in writing by the Purchaser (on behalf of itself) and the Sellers (on behalf of themselves and the Company) as of the Closing of the following conditions:

    (a)        No Injunction.  At the Closing Date, there shall be no (i) injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction in effect that restrains or prohibits the consummation of the transactions contemplated hereby or (ii) pending Action which seeks to restrain or prohibit the consummation of the other transactions contemplated hereby.

    (b)        Regulatory Authorizations.  All Governmental Approvals required for the execution and delivery of this Agreement and the Ancillary Agreements by the Company, the Sellers and the Purchaser and any of their respective Affiliates party thereto, for the performance by any of them of their respective obligations hereunder and for their consummation of the transactions contemplated hereby shall have been obtained and be in full force and effect.

    (c)        Restated Organizational Documents.  Each of the Restated Organizational Documents shall have been executed and delivered by the Company, the Sellers, the Purchaser and/or their respective Affiliates party thereto, as applicable.

    (d)        Ancillary Agreements.  Each of the Ancillary Agreements, in form and substance reasonably satisfactory to the Sellers, the Company and the Purchaser, shall have been executed and delivered by the Company, the Sellers or their respective Affiliates party thereto, as applicable.

8.2        Additional Conditions to the Obligations of the Purchaser.  The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver in writing by the Purchaser) as of the Closing of each of the following additional conditions:

    (a)        Representations and Warranties.  Each of the representations and warranties of the Sellers contained in Article IV, Article V and Article VB of this Agreement (other than the Seller Fundamental Representations and any other representations and warranties in such Articles qualified as to a Company Material Adverse Effect) shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent that any representation and warranty is made as of a specified date other than the Closing Date, in which case such representation and warranty shall be true and correct as of such specified date), and the Seller Fundamental Representations and each of the representations and warranties in such Articles qualified as to a Company Material Adverse Effect shall be true and correct in all respects as of the Closing Date as if made as of the Closing Date.

    (b)        Performance of Covenants.  The Company and the Sellers shall have performed in all material respects all obligations and agreements, and complied in all material respects with each of the covenants and conditions, contained in this Agreement to be performed or complied with by them prior to or at the Closing Date.

    (c)        Certificate.  The Purchaser shall have received (i) a certificate of each of the Company and the Sellers, dated as of the Closing Date, executed on behalf of the Company and each of the Sellers, to the effect that the conditions specified in paragraphs (a) and (b) above have been fulfilled and (ii) a statement issued by the Company in compliance with Treasury Regulations Section 1.1445-11T(d)(2)(i).

    (d)        Company Material Adverse Effect.  There shall not have been a Company Material Adverse Effect.

    (e)        Adjusted Assets Under Management.  The aggregate amount of Adjusted Assets Under Management in respect of all Company Accounts shall represent no less than 90% of the aggregate amount of Assets Under Management as of the Base Date.

    (f)        Consents.  The Company shall have obtained the Required Consents and such Required Consents shall be in full force and effect.

    (g)        Financial Statements.  The Purchaser is reasonably satisfied that the Company shall not be required to consolidate the financial statements of the Funds under GAAP.

    (h)        Management and Incentive Fees.  Arrangements shall be in place whereby the Company receives 100% (as adjusted for any amounts received by any third party marketer as set forth in Section 5.11(a)(ii) of the Company Disclosure Letter) of all gross management fees and incentive allocations or fees payable by the Funds, or payable by another fund or investment vehicle or account employing the Fixed Income Strategy.

    (i)        IPO.  An affiliate of the Purchaser shall have consummated an Initial Equity Offering resulting in net proceeds to the Purchaser sufficient, in the good faith discretion of the Purchaser, to fulfill its obligation to pay the Seller Proceeds and such other obligations the Purchaser may have in respect of the other parties hereto or any other Person.

    (j)        Key Man Life Insurance.  The Purchaser shall have obtained key man life insurance on the Principal Seller in an amount at least equal to $4,000,000.

8.3        Additional Conditions to the Obligations of the Company and the Sellers.  The obligation of the Company and the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by the Principal Seller (on behalf of the Company and the Sellers)) as of the Closing of each of the following additional conditions:

    (a)        Representations and Warranties.  Each of the representations and warranties of the Purchaser contained in Article VI (other than the Purchaser Fundamental Representations) shall be true and correct in all respects as of the Closing Date as if made as of the Closing Date (except to the extent that any such representation and warranty is made as of a specified date other than the Closing Date, in which case such representation and warranty shall be true and correct as of such specified date) and the Purchaser Fundamental Representations shall be true and correct in all respects as of the Closing Date as if made as of the Closing Date.

    (b)        Performance of Covenants.  The Purchaser shall have performed in all material respects all obligations and agreements, and complied in all material respects with each of the covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.

    (c)        Certificate.  The Company shall have received a certificate of the Purchaser, dated the Closing Date, executed on behalf of the Purchaser, to the effect that the conditions specified in paragraphs (a) and (b) above have been fulfilled.

    (d)        Purchaser Material Adverse Effect.  There shall not have occurred any change, effect or circumstance that is, or would reasonably be expected to be, materially adverse to (i) the business, assets, condition (financial or otherwise) or results of operations of the Purchaser, (ii) the ability of the Purchaser to operate its business, in each case on substantially the same basis as such business is currently operated, or (iii) the ability of the Purchaser to perform its obligations hereunder or under the Restated Organizational Documents or the Ancillary Agreements, in each case, including any such change, effect or circumstances arising or resulting from the consummation of the transactions contemplated by this Agreement

    (e)        Successful Initial Equity Offering.  The Initial Equity Offering shall have been completed successfully.

ARTICLE IX

TAX MATTERS

9.1        Responsibility for Filing Tax Returns.

    (a)        The Sellers, with the assistance of the Purchaser, shall timely prepare or cause to be prepared in a manner consistent with past practice all Tax Returns relating to the Company for all Pre-Closing Tax Periods, and shall timely pay or cause to be timely paid all Taxes due with respect to such Tax Returns. The existing managing member of the Company shall remain the tax matters partner for the Pre-Closing Tax Periods. The Sellers shall retain the rights to make all decisions as to tax matters for Pre-Closing Tax Periods to the extent that such decisions could not reasonably be expected to have a material adverse impact on the Taxes of the

Purchaser (for the avoidance of doubt, including its direct or indirect owners) or the Company or any of its Subsidiaries in a taxable period or portion thereof beginning after the Closing Date; provided, however, that Purchaser shall retain control, and the existing managing member of the Company as tax matters partner shall not settle without the consent of the Purchaser, any matters relating to Taxes for which the Sellers are not liable hereunder.

    (b)        For any Straddle Period of the Company or any of its Subsidiaries, the Purchaser shall timely prepare or cause to be prepared, and file or cause to be filed, all Tax Returns relating to the Company or any of its Subsidiaries required to be filed. The Company or any of its Subsidiaries shall timely pay all Taxes due with respect to such Tax Returns; provided that if any portion of the Taxes due with respect to such Tax Returns is allocable to the Sellers under Section 9.2, the Sellers shall pay such amount to the Company or any of its Subsidiaries as promptly as reasonably practicable (and in any event no later than five (5) Business Days before such Taxes are due and payable). The Purchaser shall permit the Sellers to review and comment on each such Tax Return described in the preceding sentence prior to the filing thereof.

    (c)        The Purchaser shall timely prepare or cause to be prepared, and file or cause to be filed, all Tax Returns relating to the Company or any of its Subsidiaries for any Post-Closing Tax Period and shall remit any Taxes due in respect of such Tax Returns.

9.2        Tax Apportionment.  In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date will be:

    (a)        in the case of Taxes that are either (i) based upon or related to income or receipts or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than any transaction Taxes contemplated by Section 9.6), deemed equal to the amount which would be payable if the taxable period ended as of the close of business on the Closing Date; and

    (b)        in the case of Taxes imposed on a periodic basis with respect to the assets of the Company, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

9.3        Cooperation; Audits.

    (a)        If a claim shall be made by any Governmental Authority with regards to Taxes, which, if successful, might result in an indemnity payment pursuant to Section 10.1, then the Purchaser shall give notice to the Sellers or the Sellers shall give notice to the Purchaser, as applicable in writing of such claim and of any counterclaim the Purchaser or the Sellers propose to assert, as applicable (a “Tax Claim”); provided, however, the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the indemnifying party has been materially prejudiced as a result of such failure.

    (b)        With respect to any Tax Claim relating to a Pre-Closing Tax Period, the Sellers, solely at their own cost and expense, may control all proceedings. Notwithstanding the foregoing, the Sellers shall not settle such Tax Claim without the prior written consent of the Purchaser which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Purchaser, and counsel of its own choosing, shall have the right to participate fully, at its own expense, in all aspects of the prosecution or defense of such Tax Claim if they reasonably determine that such Tax Claim could have a material adverse impact on the Taxes of the Purchaser, the Company, any of its Subsidiaries, or any of their Affiliates, in a taxable period or portion thereof beginning in a Post-Closing Tax Period.

    (c)        With respect to any Tax Claim relating to a Post-Closing Tax Period, the Purchaser shall control all proceedings with respect to any Tax Claim. The Sellers shall have no right to participate in the conduct of any such proceeding. Notwithstanding the foregoing, the Sellers, and counsel of their own choosing, shall have the right to participate fully, at their own expense, in all aspects of the prosecution or defense of such Tax Claim if they reasonably determine that such Tax Claim could have a material adverse impact on the Taxes of the Company, any of its Subsidiaries or any of its Affiliates, or the Sellers in a Pre-Closing Tax Period or any portion of a Straddle Period prior to the Closing Date.

    (d)        The Purchaser shall control, and each of the Purchaser and the Sellers shall participate in, all proceedings taken in connection with any Tax Claim relating to Taxes of any of the Company and its Subsidiaries for a Straddle Period, and shall bear their own respective costs and expenses. Neither the Purchaser nor the Sellers shall settle any such Tax Claim without the prior written consent of the other.

    (e)        The Sellers, the Company, each of the Company’s Subsidiaries, and the Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including by maintaining and making available to each other all records necessary in connection with Taxes and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

9.4        Section 754 Election.  The Sellers shall cause the Company to make and maintain an election under Section 754 of the Code for the taxable year of the purchase by the Purchaser of the interests hereunder.

9.5        Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne 50% by the Purchaser and 50% by the Sellers.

9.6        Termination of Tax Sharing Agreements.  All Tax Sharing Agreements to which any of the Companies or any of its Subsidiaries is a party shall be terminated and settled on or prior to the Closing Date such that there is no further liability thereunder.

ARTICLE X

INDEMNIFICATION

10.1      Indemnification by the Sellers.

    (a)        From and after the Closing Date, subject to the other provisions of this Article X, the Sellers severally (but only to the extent of the respective percentages set forth in Section 2.2 of the Company Disclosure Letter), with respect to Article IV, only, and the Principal Seller for all other purposes for which indemnification of the Purchaser is provided hereunder, agree to indemnify the Purchaser and its officers, directors, employees and Affiliates (including the Company) (collectively, the “Indemnified Purchaser Persons”) and to hold each of them harmless from and against any and all Actions, liabilities, losses, costs, damages, expenses or penalties, and reasonable attorneys’ fees, expenses and disbursements in connection with any Action against such Person whether or not arising out of or resulting from any Third Party claim (collectively, “Damages”), suffered, paid or incurred by such Indemnified Purchaser Person to the extent resulting from or caused by: (i) any breach of any of the representations and warranties made by the Sellers to the Purchaser in Article IV and made by the Principal Seller to the Purchaser in Article V and Article VB of this Agreement, or of any breach of any representation or warranty in respect thereof contained in any certificate delivered by the Company, the Sellers or the Principal Seller pursuant to this Agreement, (ii) any breach by the Company or the Sellers of any covenant or agreement of the Company or the Sellers contained in this Agreement or (iii) any Taxes attributable to a Pre-Closing Tax Period allocable to the Sellers under Section 9.2 and any Taxes that the Sellers are liable for under Section 9.6.

    (b)        Notwithstanding anything to the contrary in this Section 10.1, the Indemnified Purchaser Persons shall be entitled to indemnification pursuant to Section 10.1(a) with respect to any claim for indemnification pursuant to Section 10.1(a)(i):

        (i)        other than in respect of claims for indemnification arising out of, resulting from or caused by a breach of the Seller Fundamental Representations or a breach of representations or warranties set forth in Section 5.7 (Taxes), only if, and then only to the extent that the aggregate Damages to all Indemnified Purchaser Persons (without duplication), with respect to all such claims, exceed $500,000 (the “Deductible”), whereupon (subject to the provisions of clause (ii) below) the breaching Sellers shall be obligated to pay in full all such amounts but only to the extent such aggregate Damages are in excess of the amount of the Deductible; and

        (ii)       only with respect to claims for indemnification made on or before the date that is 18 months after the Closing Date; provided, that with respect to claims for indemnification arising out of, resulting from or caused by a breach of the Seller Fundamental Representations and the representations and warranties set forth in Sections 5.7 (Taxes) and 5.13 (Benefit Plans), the Indemnified Purchaser Persons shall be entitled to indemnification pursuant to Section 10.1(a)(i) with respect to any such claim indefinitely or until the latest date provided for their survival in Section 12.1.

    (c)        The aggregate liability of each Seller for indemnification pursuant to Section 10.1(a)(i) shall be limited to each breaching Seller’s pro-rata share (based upon such Seller’s pre-Closing equity interest in the Company) of an amount equal to the product of (i) 0.25, and (ii) the Purchase Price; provided, however, that the aggregate liability of each breaching Seller for indemnification in respect of any claims for indemnification arising out of, resulting from or caused by a breach of the Seller Fundamental Representations or any covenant of the Company or Sellers explicitly contained in this Agreement shall be limited to an amount equal to such breaching Seller’s pro-rata share (based upon such Seller’s pre-Closing equity interest in the Company) of the Purchase Price.

10.2      Indemnification by Purchaser.

    (a)        From and after the Closing Date, subject to the other provisions of this Article X, the Purchaser agrees to indemnify the Sellers (collectively, the “Indemnified Seller Persons”) and to hold each of them harmless from and against any and all Damages suffered, paid or incurred by any such Indemnified Seller Person resulting from or caused by (i) any breach of any of the representations and warranties made by the Purchaser to the Sellers in Article VI of this Agreement or of any breach of any representation by the Purchaser in respect thereof contained in any certificate delivered pursuant to this Agreement or (ii) any breach by the Purchaser of any covenant or agreement of the Purchaser contained in this Agreement.

    (b)        Notwithstanding anything to the contrary in this Section 10.2, the Indemnified Seller Persons shall be entitled to indemnification pursuant to Section 10.2(a) with respect to any claim for indemnification pursuant to Section 10.2(a)(i):

        (i)        other than in respect of claims for indemnification arising out of, resulting from or caused by a breach of the Purchaser Fundamental Representations, only if, and then only to the extent that the aggregate Damages to all Indemnified Seller Persons (without duplication), with respect to all such claims, exceed the Deductible, whereupon (subject to the provisions of clause (ii) below), the Purchaser shall be obligated to pay in full all such amounts but only to the extent such aggregate Damages are in excess of the amount of the Deductible; and

        (ii)       only with respect to claims for indemnification made on or before the date that is 18 months after the Closing Date; provided, that with respect to claims for indemnification arising out of, resulting from or caused by a breach of the Purchaser Fundamental Representations, the Indemnified Seller Persons shall be entitled to indemnification pursuant to Section 10.2(a)(i) with respect to any such claim indefinitely or until the latest date provided for their survival in Section 12.1.

    (c)        The aggregate liability of the Purchaser for indemnification pursuant to this Section 10.2 shall be limited to an amount equal to the product of (i) 0.25, and (ii) the Purchase Price; provided, however, that the aggregate liability of the Purchaser for indemnification in respect of any claims for indemnification arising out of, resulting from or caused by a breach of the Purchaser Fundamental Representations or any covenant of the

Purchaser explicitly contained in this Agreement shall be limited to an amount equal to the Purchase Price.

10.3      Indemnification Procedures.

    (a)        If an Indemnified Purchaser Person or an Indemnified Seller Person (each, an “Indemnified Person”) believes that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this Article X (whether or not the amount of Damages relating thereto is then quantifiable), such Indemnified Person shall assert its claim for indemnification by giving written notice thereof (a “Claim Notice”) to the Sellers (if indemnification is sought from the Sellers) or Purchaser (if indemnification is sought from the Purchaser) (in either such case, the “Indemnifying Party”); provided that if the event or occurrence giving rise to such claim for indemnification is, or relates to an Action brought by a Third Party, such Claim Notice must be provided by such Indemnified Person within (10) Business Days following receipt of notice of such claim, suit, action or Action by such Third Party; provided, further, that failure to give notice as specified herein shall not relieve the Indemnifying Party of its indemnification obligation hereunder unless and to the extent that such failure results in a lack of actual notice to the Indemnifying Party and the Indemnifying Party is materially prejudiced by such failure. Each Claim Notice shall describe the claim in reasonable detail.

    (b)        If any claim or demand by an Indemnified Person under this Article X relates to a claim, suit or proceeding filed or made against an Indemnified Person by a Third Party (a “Third Party Claim”), the Indemnifying Party may elect at any time within 30 days of receipt of notice of Third Party Claim to negotiate a settlement or a compromise of such Third Party Claim or to defend such Third Party Claim, in each case at its sole cost and expense and with its own counsel (which shall be reasonably acceptable to Indemnified Person); provided, that the Indemnifying Party shall not have the right to assume the defense of any Third Party Claim seeking equitable relief. In no event shall any Indemnified Person settle any Third Party Claim without the written consent of the Indemnifying Party. If the Indemnifying Party elects to defend any such Third Party Claim, then the Indemnified Person shall be entitled to participate in such defense with its own counsel, at such Indemnified Person’s sole cost and expense unless the Indemnified Person in good faith determines that there is an actual conflict of interest with the Indemnifying Party in respect of such Third Party Claim, in which case the Indemnifying Party shall be liable for the fees and expenses hereunder of one law firm for all the Indemnified Entities, in addition to local counsel in each applicable jurisdiction, with respect to such Third Party Claim. If, within 10 Business Days of receipt from an Indemnified Person of any Claim Notice with respect to a Third Party Claim, the Indemnifying Party (i) advises such Indemnified Person in writing that the Indemnifying Party will not elect to defend, settle or compromise such Action or (ii) fails to make such an election in writing, such Indemnified Person may (subject to the Indemnifying Party’s continuing right of election in the preceding sentence), at its option, assume the defense of such Third Party Claim. Unless and until the Indemnifying Party makes an election in accordance with this Section 10.3(b) to assume the defense of such Third Party Claim, all of the Indemnified Person’s reasonable out-of-pocket costs and expenses arising out of the defense of any such Third Party Claim for Damages shall be subject to indemnification hereunder to the extent provided herein. Each Indemnified Person shall make available to the Indemnifying Party all information reasonably available to such

Indemnified Person relating to such Action. In addition, the parties shall render to each other such assistance as may reasonably be requested in order to help ensure the proper and adequate defense of any such action or claim. The party in charge of the defense shall keep the other parties reasonably apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnifying Party elects to defend any such Third Party Claim, then the Indemnified Person shall be entitled to participate in such defense with counsel reasonably acceptable to the Indemnifying Party, at such Indemnified Person’s sole cost and expense.

10.4      General.

    (a)        The indemnification provided in this Article X shall be the exclusive remedy available to any party hereto after the Closing with respect to any breach of any representation, warranty, covenant or agreement in this Agreement or in any certificate delivered pursuant to this Agreement, other than in the case of actual fraud.

    (b)        Any indemnification payment hereunder shall be made by wire transfer of immediately available funds to such account or accounts as the Indemnified Party may designate to the Indemnifying Party in writing.

    (c)        The rights and remedies of any party in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement of any other party contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts or circumstances upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations, warranties and covenants of each party hereto and any Person’s rights to indemnification with respect thereto shall not be affected or deemed waived by reason of any investigation made by or on behalf of such Person (including by any of its advisors, consultants or representatives) or by reason of the fact that such Person or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of any waiver by any party hereto of any condition set forth in Article VIII.

    (d)        Notwithstanding anything to the contrary in this Agreement, nothing herein shall modify, amend or alter any existing or future indemnification contained in any Organizational Document, Investment Advisory Contract or advisor agreement or arrangement; provided, however, that, for the avoidance of doubt, nothing in this Section 10.4(d) shall be construed to limit any right to indemnification of the Sellers provided in any Organizational Document, Restated Organizational Document, Investment Advisory Contract or other similar agreement.

    (e)        No party shall be entitled to offset any indemnification claim or alleged indemnification claim that such party may have against another party hereto against any amounts such Indemnified Person otherwise is obligated to pay to such potential indemnitor pursuant to this Agreement or otherwise; provided, that in the event that the Indemnifying Party does not pay any amount determined by the final and non-appealable judgment or settlement of a court of competent jurisdiction to be due the Indemnified Person, the Indemnified Person shall be entitled to set-off any such finally determined amounts against any amounts that the Indemnified Person may owe the Indemnifying Party.

    (f)        The amount of any indemnification payment to be made by any Indemnifying Party under this Agreement shall be reduced to take into account (in assessing the Damages suffered by the Indemnified Person) any related insurance recoveries and other benefits, recoveries or payments that such Indemnified Person has received as a result of the circumstance, event or occurrence giving rise to such underlying claim, and any such other benefits, recoveries or payments received by an Indemnified Person hereunder following its receipt of indemnification payments hereunder shall be reimbursed to the Indemnifying Parties to the extent failure to do so would result in a recovery by the Indemnified Person of more than 100% of their Damages.

    (g)        Each party agrees to use its commercially reasonable efforts to maximize its insurance recoveries and other recoveries against third parties with respect to any circumstance, event or occurrence which may give rise to indemnification obligations of other parties, to the extent that such commercially reasonable efforts could reasonably be expected to result in a reduction in the indemnification obligations of such other parties hereto.

    (h)        Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for tax purposes (except to the extent otherwise required by a “final determination” within the meaning of the Code), and the parties agree to file their Tax Returns in a manner consistent with this Section.

    (i)        Notwithstanding anything to the contrary contained in this Article X, if any of the Equity Interests fail to vest for any reason, then solely for the purposes of the indemnification limits, such unvested and forfeited Equity Interests shall not be included for purposes of the determination of the “Purchase Price.”

ARTICLE XI

TERMINATION

11.1      Grounds for Termination.

    (a)        This Agreement may be terminated at any time prior to the Closing:

        (i)        by mutual written agreement of the parties;

        (ii)       by either the Sellers or the Purchaser if the Closing shall not have been consummated as of the close of business on the Expiration Date;

        (iii)       by either the Sellers or the Purchaser if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction; or

        (iv)      by the Purchaser if the Sellers or the Company have breached any representation, warranty, covenant or agreement contained in this Agreement such that the conditions set forth in Section 8.2(a) or 8.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, and such breach has not been cured (if capable of being cured) prior to the Expiration Date.

        (v)        by the Sellers if the Purchaser has breached any representation, warranty, covenant or agreement contained in this Agreement such that the conditions set forth in Section 8.3(a) or 8.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, and such breach has not been cured (if capable of being cured) prior to the Expiration Date.

    (b)        The party desiring to terminate this Agreement pursuant to Section 11.1(a)(ii), (iii) or (iv) shall give notice of such termination to the other parties hereto.

11.2      Effect of Termination.  If this Agreement is terminated as permitted by Section 11.1, such termination shall be without liability of any party (or any stockholder, general partner, limited partner, managing member, member, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement, except for any liabilities arising prior to the termination. The provisions of Articles X and XII shall survive any termination pursuant to Section 11.1.

ARTICLE XII

GENERAL PROVISIONS

12.1      Survival.  Except for the Fundamental Representations and the representations and warranties contained in Sections 5.7 (Taxes) and 5.13 (Benefit Plans) of this Agreement, each of the representations and warranties of the parties hereunder shall survive the Closing to and until the date which is 18 months from the Closing Date, at which date they shall terminate and be of no further force or effect. The representations and warranties of the Company contained in Sections 5.7 (Taxes) and 5.13 (Benefit Plans) of this Agreement shall survive the Closing to and until 60 days after the expiration of the applicable statute of limitations (including any extensions thereof, whether automatic or permissive). The Fundamental Representations shall survive indefinitely or until the latest date permitted by Applicable Law.

12.2      Notices.  All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given if delivered personally, transmitted by facsimile (and telephonically confirmed), mailed by registered or certified mail with postage prepaid and return receipt requested, or sent by commercial overnight courier, courier fees prepaid (if available; otherwise, by the next best class of service available), to the parties at the following addresses:

        (i)        if to the Purchaser, to it at:

Aveon Holdings I L.P.

c/o The Aveon Group L.P.

The America’s Cup Building,

30 Doaks Lane

Marblehead, MA 01945

Attn:  General Counsel

Phone:  781-476-6001, Ext. 144

Telecopy:  781-639-8549

E-mail:  rcarrigan@aveonmanagement.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attn:  Yvonne Y.F. Chan

Phone:  212-373-3255

Telecopy:  212-757-3990

E-mail:  ychan@paulweiss.com

        (ii)       if to the Company (prior to the Closing, and after the Closing to the address of the Purchaser):

Cura Capital (GP), LLC

150 East 52nd Street

4th Floor

Suite 4002

New York, NY 10022

Attn:  Thomas Schnepp

Phone:  212-554-8990

Telecopy:  212-554-8989

E-mail:  tom@curacap.com

with a copy to:

Seward & Kissel LLP

One Battery Park Plaza

New York, NY 10004

Attn:  Steven B. Nadel

Telecopy:  212-480-8421

E-mail:  nadel@sewkis.com

        (iii)       if to any of the Sellers:

Cura Capital Management LLC

150 East 52nd Street

4th Floor

Suite 4002

New York, NY 10022

Attention: Thomas Schnepp

Phone: 212-554-8990

Telecopy: 212-554-8991

E-mail: tom@curacap.com

with a copy to:

Seward & Kissel LLP

One Battery Park Plaza

New York, NY 10004

Attn: Steven B. Nadel

Telecopy: 212-480-8421

E-mail: nadel@sewkis.com

or to such other Person or address as any party shall specify by notice in writing to the other parties in accordance with this Section 12.2. All such notices or other communications shall be deemed to have been received on the date of the personal delivery or on the third Business Day after the mailing or dispatch thereof; provided that notice of change of address shall be effective only upon receipt.

12.3      Amendment and Modification; Waiver.

    (a)        This Agreement may not be amended except by an instrument or instruments in writing signed and delivered on behalf of the Purchaser and each of the Sellers.

    (b)        At any time prior to the Closing Date, any party hereto which is entitled to the benefits hereof may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracy in the representations and warranties of any other party contained herein or in any schedule hereto or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements of any other party or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only with respect to the party agreeing to such extension or waiver and only if set forth in an instrument in writing signed and delivered on behalf of such party.

12.4      Entire Agreement.  This Agreement (including the Company Disclosure Letter, Purchaser Disclosure Letter and other documents and instruments referred to herein) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

12.5      Fees and Expenses.  Whether or not the transactions contemplated hereby are consummated, all fees, legal or otherwise, and out of pocket expenses incurred in connection with this Agreement, and the transactions contemplated hereby, shall be paid by the party incurring such expenses; provided, however, the Purchaser shall pay all accounting fees incurred by the Company, the Investment Advisor and/or the Sellers in connection with the initial filing of the Form S-1 registration statement for Aveon Group L.P. For the avoidance of doubt, (i) the Purchaser shall not pay any accounting fees of the Company, the Investment Advisor and/or the Sellers with respect to the 2009 year end audit of the Company and the Investment Advisor and (ii) other than as set forth in the prior sentence, all expenses of the Company and its Affiliates in connection with the transactions contemplated hereby shall be borne by the Sellers. Notwithstanding the foregoing, all U.S. federal, state and local transfer taxes, as well as any non-U.S. transfer taxes, arising from the consummation of the transactions contemplated hereunder shall be paid in the manner contemplated under Section 9.5.

12.6      Disclosures.  The Company, the Sellers and the Purchaser agree that, for purposes of the representations and warranties of the Company and the Purchaser in this Agreement, items disclosed in one Section of the Company Disclosure Letter or the Purchaser Disclosure Letter (as applicable) shall be considered to be made for purposes of all other Sections of the Company Disclosure Letter or the Purchaser Disclosure Letter (as applicable) to the extent that the relevance of any such disclosure to any other Section of the Company Disclosure Letter or the Purchaser Disclosure Letter (as applicable) is reasonably apparent from the text of such disclosure.

12.7      Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.8      Assignment; Binding Effect.  This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties; provided that no consent shall be required for the Purchaser to assign any or all of its respective rights and obligations hereunder to a Person controlled by the Purchaser. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

12.9      Governing Law.  THIS AGREEMENT AND THE RIGHTS AND DUTIES of THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW of THE STATE of NEW YORK.

12.10    Jurisdiction; Waiver of Jury Trial.

    (a)        Except as provided below, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

    (b)        EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT of ANY SUCH ANCILLARY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY COURT REFERRED TO IN THIS SECTION.

12.11    Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

12.12    Counterparts.  This Agreement may be executed (i) by facsimile or portable document format (PDF) and (ii) in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their respective officers hereunto duly authorized all as of the date first written above.

AVEON HOLDINGS I L.P.
By:	Aveon Holdings I GP, Inc., its general partner

By:	/s/ John Hassett
	Name:	John Hassett
	Title:	President and Chief Executive Officer

CURA CAPITAL (GP), LLC

By:	/s/ Thomas Schnepp
	Name:	Thomas Schnepp
	Title:	Managing Member

PRINCIPAL SELLER

By:	/s/ Thomas Schnepp
Thomas Schnepp

ADDITIONAL SELLERS

By:	/s/ Michael Pintar
Michael Pintar

By:	/s/ Patrick Moroney
Patrick Moroney

By:	/s/ Michael Vacca
Michael Vacca

EXHIBIT A

DEFINED TERMS

“Additional Sellers” has the meaning set forth in the introductory paragraph hereof.

“Action” means any action, cause of action, arbitration, assessment, hearing, claim, demand, suit, proceeding, citation, summons, subpoena, examination, audit, review, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by or before any Governmental Authority.

“Adjusted Assets Under Management” means the Assets Under Management as of the close of the markets on the Business Day immediately prior to Closing.

“Adviser Compliance Policies” has the meaning set forth in Section 5B.1(b).

“Advisor Agreement” means the Investment Advisory Agreement, to be entered as of the Closing Date, among the Company, the Investment Advisor, Cura Fixed Income Arbitrage Partners, LP and Cura Fixed Income Arbitrage Master Fund, Ltd., which shall be substantially in the form attached hereto as Exhibit B-3.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Person. The term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or other ownership interests, by contract, or otherwise). For avoidance of doubt, each of the Funds, the Investment Advisor and the Principal Seller shall be considered Affiliates of the Company for purposes of this Agreement.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Allocation Statement” has the meaning set forth in Section 2.4.

“Amended LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the Company, which shall be substantially in the form attached hereto as Exhibit B-1.

“Ancillary Agreements” means the Investment Management Agreement, the Advisor Agreement and any and all Contracts required to be executed by the Sellers, the Company, and their respective Affiliates, in order to satisfy the condition to Closing set forth in Section 8.2(h) hereof, to fulfill the Sellers’ Closing obligations set forth in Section 2.1(c) hereof, and to fulfill such other obligations as must be performed prior to or at the Closing by the Sellers, the Company and their respective Affiliates, in each case in form and substance reasonably satisfactory to the Purchaser and each of the Sellers (or such Seller’s Affiliates) so executing the Investment Management Agreement, the Advisor Agreement and such Contracts or otherwise.

“Applicable Fund GAAP” has the meaning set forth in Section 5B.2(e).

“Applicable Law” means any Law, (including those of any self-regulatory organization) or any agreement with any Governmental Authority applicable to and legally binding on any of the Company or its Affiliates or the Sellers.

“Assets Under Management” means with respect to the Funds, Company Account or a Client (as applicable), as of any date, the aggregate amount, expressed in U.S. dollars, of assets under management in respect of which the Company or its Subsidiaries is entitled to incentive fees, allocations, management fees, carried interest or other similar forms of compensation from such Funds, Company Account or Client (as applicable) as of such date; provided, however, that the calculation of such assets under management shall be adjusted to account for any pending redemptions of which the Principal Seller has received notification as of the date of such calculation. For purposes hereof:

(i)        Assets Under Management shall be calculated (x) in accordance with the foregoing based on net asset values in the case of the Funds, Company Account or Client, as applicable, that is structured as a hedge fund and (y) based on the sum of invested capital and unfunded commitments in the case of the Funds, Company Account or Client, as applicable, that is structured as a draw down fund;

(ii)       unless a separate fee is applicable to assets under management at each level of investment of the same assets, (x) any assets under management for any account for which the Person in question or an Affiliate acts as an investment adviser or subadvisor (or is otherwise entitled to a fee or carry) shall be counted only once and (y) any assets under management for any set of accounts one of which invests in the other shall be counted only once if the Person in question or an Affiliate acts as investment adviser to both.

“Base Date” means the date hereof.

“Benefit Plans” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), including “multiemployer plans” (within the meaning of Section 3(37) of ERISA), and all equity purchase, equity option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA.

“Business” means the business and operations of the Company, its Subsidiaries and the Funds as conducted as of the date hereof and at any time between the date hereof and Closing.

“Business Day” means any day other than a day on which banks in New York City are required or authorized to close.

“Claim Notice” has the meaning set forth in Section 10.3(a).

“Claims” means any restrictions, liens, claims, security interests, assignments, mortgages, deposit arrangements, pledges, charges or encumbrances of any kind or nature whatsoever.

“Client” means any Person to which the Company or it Subsidiaries provides Investment Management Services; provided, that in the case of the Funds, the definition of Client includes the Funds, but does not include each investor in respect of its investment in such Fund.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

“Company” has the meaning set forth in the introductory paragraph hereof.

“Company Account” means any individual Company Fund, managed account, investment vehicle or other financial product or structure through which the Company manages any client capital (whether directly or indirectly), irrespective of strategy, investment objective, account type or fee or other compensation structure.

“Company Account Schedule” has the meaning set forth in Section 5B.2(a).

“Company Benefit Plans” has the meaning set forth in Section 5.13(a).

“Company Disclosure Letter” means the disclosure letter delivered by the Company to the Purchaser at the time of execution hereof.

“Company Employees” has the meaning set forth in Section 5.13(a).

“Company Financial Statements” has the meaning set forth in Section 5.5(a).

“Company Fund” means any investment vehicle, fund or other entity, including a general or limited partnership, a limited liability company, a trust, a company or a commingled fund, organized in any jurisdiction, and any alternative investment vehicles, co-investment vehicles and parallel funds formed in connection with any of such entities (i) organized, sponsored, managed or promoted by the Company or its Subsidiaries, (ii) for which any of the Company or its Subsidiaries acts as a general partner, adviser, trustee or managing member (or in a similar capacity) or (iii) for which any of the Company or its Subsidiaries acts as an investment adviser, investment manager or otherwise provides investment advisory or sub-advisory services.

“Company Material Adverse Effect” means any change, effect or circumstance that is, or would reasonably be expected to be, materially adverse to (a) the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, (b) the ability of the Company and its Subsidiaries to operate their respective businesses, in each case on substantially the same basis as such businesses are currently operated, or (c) the ability of the Company or the Sellers to perform their respective obligations hereunder or under the Ancillary Agreements, in each case including any such change, effect or circumstances arising or resulting from the consummation of the transactions contemplated by this Agreement;

provided, however, that none of the following shall be deemed to constitute, nor be taken into account in determining whether there has been or will be, any such Company Material Adverse Effect: (i) any change that results or arises from changes affecting the alternative investment, “collateralized loan obligation” (cash or synthetic) or hedge fund industry or the overall economy or capital markets of the United States generally; (ii) any change that results or arises from changes affecting general worldwide economic conditions; (iii) any change resulting generally from any act of war or terrorism; or (iv) any change in assets under management or the loss of any existing or potential investor in a Funds, in each case in this clause (iv) as a result of the matters referenced in clause (i) and the public announcement and/or pendency of the transactions contemplated by this Agreement, except, in case of clause (i), (ii) or (iii) to the extent that such change, effect, event, matter, occurrence or state of facts has a disproportionate effect on the Company and its Subsidiaries relative to Persons in the investment management industry operating in the sectors in which the Company and its Subsidiaries operate generally.

“Company Third Party Consents” has the meaning set forth in Section 5.3(f).

“Consent” means any consent, approval, authorization, waiver, grant, agreement or exemption of any Person that is required in connection with (a) the execution and delivery by the Company, any Seller, or the Purchaser, as applicable, of this Agreement or (b) the consummation by the Company and its Affiliates, any Seller or the Purchaser, as applicable, of the transactions contemplated herein.

“Contract” shall mean any mortgage, indenture, lease, note, contract, agreement, commitment, Benefit Plan, Investment Advisory Contract or other instrument or arrangement, including any side letters, amendments, or supplements thereto.

“Damages” has the meaning set forth in Section 10.1.

“Deductible” has the meaning set forth in Section 10.1(b)(i).

“Distribution Agreement” has the meaning set forth in Section 5.11(a)(ii).

“Equity Interests” has the meaning set forth in Section 2.1(a).

“Equity Interests FMV” has the meaning set forth in Section 2.4.

“Equity Rights” means securities, options, warrants, call rights, conversion rights, preemptive rights, rights of first refusal, redemption rights, repurchase rights, plans, “tag-along” or “drag-along” rights, commitments, agreements, arrangements or undertakings (i) obligating any of the Company or its Affiliates, to issue, deliver, redeem, purchase or sell, or cause to be issued, delivered, redeemed, purchased or sold, any equity interest in the Company or any Subsidiary of the Company, or any securities or obligations convertible or exchangeable into or exercisable for any equity interest in the Company or any Subsidiary of the Company or (ii) giving any Person a right to subscribe for or purchase from the Company or any Subsidiary of the Company any equity interest in such entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Existing Organizational Documents” shall mean the agreements listed in Section 1.1 of the Company Disclosure Letter.

“Expiration Date” means June 30, 2010.

“Fiscal Year” shall mean a calendar year, and reference to any Fiscal Year (e.g., Fiscal Year 2014) shall mean the Fiscal Year ending on the last day of such Fiscal Year (e.g., December 31, 2014).

“Fixed Income Strategy” has the meaning set forth in Section 7.6(a)(iv).

“Form ADV” means the form of uniform application for investment adviser registration pursuant to the Investment Advisory Act.

“Fundamental Representations” means the Seller Fundamental Representations and the Purchaser Fundamental Representations.

“Funds” means Cura Fixed Income Arbitrage Partners, LP, Cura Fixed Income Arbitrage Fund, Ltd. and Cura Fixed Income Arbitrage Master Fund, Ltd.

“Funds Client” means with respect to the Funds, each Person that is an investor in the Funds, with respect to its investment in the Funds.

“Funds Consents” means the requisite Consent of the investors of the Funds under the Organizational Documents of the Funds or under Applicable Law to (a) the consummation of each of the transactions contemplated hereby, including to the change of control of the Company, and (b) the amendment of the Amended and Restated Limited Partnership Agreement of Cura Fixed Income Arbitrage Partners, LP, dated as of June 1, 2009, in each case, in form and substance that is mutually agreeable to the parties hereto.

“Fund Financial Statement” has the meaning set forth in Section 5B.2(e).

“Funds Operative Documents” means the limited partnership agreements, memorandum and articles of association, managed account agreements, advisory agreements and other governing documentation with respect to the Funds.

“GAAP” means generally accepted accounting principles as in effect in the United States at the time of determination.

“Governmental Approvals” has the meaning set forth in Section 5.3(e).

“Governmental Authority” means each U.S., foreign, federal, national, state or local government or political subdivision thereof, any entity, agency, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator, and any self-regulatory organization.

“Immediate Family” shall mean, with respect to any natural person, (a) such person’s spouse, parents, grandparents, children, grandchildren and siblings (in each case whether adoptive or biological), (b) such person’s former spouse(s) and current spouses of such person’s children, grandchildren and siblings (in each case whether adoptive or biological), and (c) estates, trusts, partnerships and other entities of which a material portion of the interests are held directly or indirectly by the foregoing.

“Indebtedness” means any of the following: (a) any indebtedness (including principal, accrued interest, premiums and penalties) of any of the Company or its Subsidiaries (other than the Funds) (whether or not contingent) in respect of borrowed money or evidenced by bonds, notes, debentures or other similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing capitalized lease obligations; (b) any balance deferred and unpaid of the purchase price of any property, if and to the extent any of the foregoing indebtedness (other than letters of credit) would appear as a liability upon a balance sheet of any of the Company or its Subsidiaries (other than the Funds) prepared in accordance with GAAP, but excluding trade accounts payable incurred in the ordinary course of business; (c) all indebtedness of others secured by a lien on any asset of any of the Company or its Subsidiaries (other than the Funds) (whether or not such indebtedness is assumed by any such Company or its Subsidiaries (other than the Funds)); (d) all obligations of the Company or its Subsidiaries (other than the Funds) under leases required to be capitalized in accordance with GAAP; (e) all liabilities under any sale and leaseback transaction, any synthetic lease or tax ownership operating lease transaction and all obligations arising with respect to any transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet (other than trade payables incurred in the ordinary course of business); (f) if negative, the net mark to market value of any currency, interest rate or other swap or hedge agreement or any other hedging arrangement; (g) to the extent not otherwise included by clauses (a) through (f), any guaranty by any of the Company or its Subsidiaries (other than the Funds) of any indebtedness of any other Person; and (h) all obligations of the type referred to in clauses (a) through (g) of other Persons secured by any lien on any property or assets of any Company or its Subsidiaries (other than the Funds) (whether or not such obligation is assumed by such Company or its Subsidiaries (other than the Funds)); provided, that “Indebtedness” shall not include Company intercompany Indebtedness between or among the Company and its Subsidiaries (other than the Funds).

“Indemnified Purchaser Persons” has the meaning set forth in Section 10.1(a).

“Indemnified Seller Persons” has the meaning set forth in Section 10.2.

“Indemnifying Party” has the meaning set forth in Section 10.3(a).

“Indemnified Person” has the meaning set forth in Section 10.3(a).

“Initial Equity Offering” means an initial offering and sale of common equity interests of The Aveon Group L.P., whether effected on a public or private basis, which offering shall be made pursuant to a “firm commitment” underwriting of a major investment bank and resulting in gross proceeds to The Aveon Group L.P. of not less than US$170 million.

“Intellectual Property” means U.S. and foreign intellectual property, including (i) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, extensions and reexaminations thereof; (ii) copyrights and copyrightable works (including software, code, applications, databases, website content, documentation and related items in any and all forms and media), and registrations and applications to register or renew the registration of any of the foregoing; and (iii) trade secrets and confidential or proprietary information including know-how, inventions, discoveries and improvements.

“Investment Advisor” means Cura Capital Management, LLC.

“Investment Advisers Act” means the U.S. Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Investment Advisory Contract” means a Contract (including any side letters or any other similar written agreements relating to such Contract) under which the Company, its Subsidiaries, or a third-party approved by the Company provides investment advisory or sub-advisory services to, or manages any investment or trading account of, any Client whether as the general partner, managing member, adviser, or sub-adviser or otherwise.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

“Investment Management Agreement” means the Amended and Restated Investment Management Agreement, to be entered as of the Closing Date, by and among the Company, the Investment Advisor, Cura Fixed Income Arbitrage Fund, Ltd., and Cura Fixed Income Arbitrage Master Fund, Ltd., which shall be substantially in the form attached hereto as Exhibit B-2.

“Investment Management Services” means any services that involve (a) the management of a Company Account (or portions thereof or a group of investment accounts or Company Funds) for compensation, (b) the giving of advice with respect to the investment and/or reinvestment of assets or Company Funds (or any group of assets or Company Funds) for compensation or (c) otherwise acting as an “investment adviser” within the meaning of the Investment Advisers Act or analogous foreign Law, and performing activities related or incidental thereto.

“Knowledge of the Company” means the actual knowledge of the Principal Seller.

“Law” means any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative code, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, ordinance, decision, guideline or other requirement of any Governmental Authority.

“Liabilities” means any liability, Indebtedness, obligation, interest, Tax, penalty, fine, demand, judgment, Action, cost, expense or other loss of any kind or nature whatsoever, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether fixed or unliquidated, and whether due or to become due.

“Material Contract” has the meaning set forth in Section 5.11(a).

“Member” means any member of the Company.

“Memorandum” means the Confidential offering Memorandum and/or the Confidential Private Placement Memorandum of each Company Account.

“Order” means any judgment, order, writ, injunction, decree, demand or assessment issued by, or any written agreement, consent agreement or memorandum of understanding, commitment letter or similar undertaking with, any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws; with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; with respect to any Person that is a trust or other entity, its declaration or agreement of trust or constituent document; and with respect to any other Person, its comparable organizational documents, in each case, as has been amended or restated.

“Permits” has the meaning set forth in Section 5.10.

“Permitted Managed Vehicle” has the meaning set forth in Section 7.6(f).

“Person” means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Post-Closing Tax Period” means any taxable period that begins after the Closing Date.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending before or on the Closing Date.

“Principal Seller” has the meaning set forth in the introductory paragraph hereof.

“Privacy Policies” has the meaning set forth in Section 5B.1(b).

“Purchase Price” shall have the meaning set forth in Section 2.1(a).

“Purchaser” has the meaning set forth in the introductory paragraph hereof.

“Purchaser Disclosure Letter” means the disclosure letter delivered by the Purchaser to the Company at the time of execution hereof.

“Purchaser Fundamental Representations” means the representations and warranties set forth in Sections 6.1(Organization; Authority; No Approvals; No Conflict; No Consent; Authorizations) and Section 6.2 (Brokers).

“Purchaser Third Party Consents” has the meaning set forth in Section 6.1(f).

“Required Consents” means the Funds Consents and any other Third Party Consents and, except as may be required under the Investment Advisors Act, any consents, authorizations,

approvals or waivers required under any Applicable Law in order to consummate the transactions contemplated by this Agreement.

“Release Event” means the occurrence of a “Release Event” as defined in the Amended LLC Agreement.

“Restated Organizational Documents” has the meaning set forth in Section 3.1.

“S&C Agreement” means that certain Services and Collaboration Agreement, dated as of January 1, 2009, by and among the Company, the Investment Advisor and the Sellers.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Fundamental Representations” means the representations and warranties set forth in Sections 4.1 (Authority; Non-Contravention), 4.2 (Title to Purchased Interests), 5.1 (Ownership Interests of the Company), 5.2 (Company Entities), 5.3 (Organization; Authority; No Approvals; No Conflict; No Consent) and 5.18 (Brokers).

“Seller Proceeds” has the meaning set forth in Section 2.1(a).

“Sellers” has the meaning set forth in the introductory paragraph hereof.

“Straddle Period” means any taxable period beginning in a Pre-Closing Tax Period and ending in a Post-Closing Tax Period.

“Subsidiary” means, with respect to any entity, a corporation or Person of which such entity owns, directly or indirectly, more than 50% of the outstanding shares of stock, equity interests or voting securities, or other voting ownership or voting partnership interests of which is sufficient to elect a majority of the board of directors (or comparable body) of such corporation or other entity, directly or indirectly, through one or more intermediaries. Ownership through fiduciary, trust, custodial or similar arrangements for the account of customers shall not constitute ownership of stock or other equity interests for purposes of this definition. For avoidance of doubt, the Funds shall be considered Subsidiaries of the Company for purposes of this Agreement except with respect to any provision in which they are specifically excluded.

“Tax Claim” has the meaning set forth in Section 9.3.

“Tax Returns” means all returns, declarations, reports, estimates, information returns, statements and other documents (including any related or supporting information) required to be filed in respect of Taxes, including any information returns, claims for refunds of Taxes, and any amendments, supplements, schedules or attachments to any of the foregoing.

“Tax Sharing Agreement” has the meaning set forth in Section 5.11(a)(xv).

“Taxes” means (i) any and all federal, state, local, foreign and other taxes, charges, fees, levies, customs, duties or other assessments, including all net income, alternative or add-on minimum,

gross income, gross receipts, premium, estimated, sales, use, ad valorem, value-added, environmental, windfall, capital stock, property, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, customs, duties and guaranty fund assessments, together with any interest, additions to tax, and penalties with respect thereto imposed by any Government Authority (whether or not disputed), (ii) any and all liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group or being included (or being required to be included) in any Tax Return related to such group and (iii) any and all liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other person, or any successor or transferee liability, in respect of any items described in clause (i) or (ii) above.

“Taxing Authority” means the Internal Revenue Service or any other Governmental Authority responsible for the imposition or collection of any Tax.

“Termination Date” means the date on which (i) the Principal Seller provides written notice to the Purchaser that he will cease to devote a significant portion of his professional time to the Company, the Investment Advisor and the Funds, (ii) the Purchaser provides written notice to the Principal Seller that, in the reasonable judgment of the Purchaser, the Principal Seller has ceased to devote a significant portion of his professional time to the Company, the Investment Advisor and the Funds, provided that, any such notice will provide the Principal Seller with a 30 Business Day cure period, or (iii) the Investment Advisor is terminated for “Cause” as defined in the Investment Management Agreement.

“Third Party” means a Person not a party to this Agreement or an Affiliate of any such party hereto.

“Third Party Claim” has the meaning set forth in Section 10.3(b).

“Third Party Consents” has the meaning set forth in Section 6.1(f).

“Trademarks” means trademarks, service marks, trade names, corporate names, domain names, logos, trade dress and other source indicators, including all goodwill associated with the foregoing, and other source indicators, and registrations and applications to register or renew the registration of any of the foregoing.

“Treasury Regulations” means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time.

EXHIBIT C

PURCHASED INTERESTS

Seller	Percentage Interest
Thomas Schnepp	88.0%
Michael Pintar	5.0%
Patrick Moroney	3.5%
Michael Vacca	3.5%

C-1

SCHEDULE 2.4

VALUATION OF EQUITY INTERESTS

AND ALLOCATION OF PURCHASE PRICE

Part I

The aggregate Purchase Price will consist of $9,500,000 of cash and Equity Interests of Aveon Holdings I L.P.

The fair market value of the Equity Interests received by the Sellers in Aveon Holdings I L.P. shall be determined as follows:

(1) If the Closing closes simultaneously with the Initial Equity Offering, then the fair market value of the Equity Interests shall be determined with reference to the price of such Initial Equity Offering;

(2) In all other cases, the fair market value of the Equity Interests shall be equal to the arithmetic mean of the highest market price and the lowest market price on the Closing Date (or, if the markets are closed on the Closing Date, such prices on the last trading day before the Closing Date).

The aggregate Purchase Price is allocated among the assets of Cura Capital (GP), LLC in the manner provided in Part II.

Part II

Allocation Schedule

Purchase Price Allocation for Assets of

Cura Capital (GP), LLC

Asset	Percentage of Purchase Price Allocated to Asset
Goodwill and Going Concern Value	100%